Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

LAYNE CHRISTENSEN COMPANY,

GRANITE CONSTRUCTION INCORPORATED

and

LOWERCASE MERGER SUB INCORPORATED

Dated as of February 13, 2018

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 13, 2018, by and among Layne Christensen Company, a Delaware corporation (the “Company”), Granite Construction Incorporated, a Delaware corporation (“Parent”), and Lowercase Merger Sub Incorporated, a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub” and collectively with the Company and Parent, the “Parties”).

RECITALS

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), and each share of common stock, par value $0.01 per share, of the Company (collectively, the “Company Shares”) issued and outstanding at the Effective Time to be thereupon cancelled and converted into a number of validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) equal to the Exchange Ratio (the “Merger Consideration”), on the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger is in the best interests of the Company and the stockholders of the Company (the “Company Stockholders”), (b) adopted resolutions approving and declaring the advisability of this Agreement and the Merger and other Transactions and (c) on the terms and subject to the conditions set forth herein, resolved to recommend that the Company Stockholders adopt this Agreement;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (a) determined that the issuance of shares of Parent Common Stock pursuant to the Transactions (the “Share Issuance”) is in the best interests of Parent and its stockholders and (b) adopted resolutions approving this Agreement and the Merger and other Transactions, including the Share Issuance;

WHEREAS, the board of directors of Merger Sub has unanimously (a) adopted resolutions approving and declaring the advisability of this Agreement and the Merger and other Transactions and (b) resolved to recommend that Parent adopt this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain Company Stockholders have executed and delivered to Parent voting agreements obligating each such signatory to, among other things, vote in favor of the adoption of this Agreement and the Transactions, upon the terms and subject to the conditions set forth therein; and

WHEREAS, for U.S. federal income Tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulation Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I.

DEFINITIONS AND GENERAL INTERPRETATION

Section 1.01. Definitions. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that (a) contains provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement, (b) expressly permits the Company to comply with the provisions of Section 6.06 and (c) does not include any provision calling for an exclusive right to negotiate with the Company prior to the termination of this Agreement.

“Acquisition Proposal” means any inquiry, proposal, offer or indication of interest (whether or not in writing) for or relating to (in one transaction or a series of related transactions) any of the following: (a) any direct or indirect acquisition or purchase (including by any license or lease) by any Person of (i) assets (including equity securities of any of the Company’s Subsidiaries) or businesses that constitute or generate 20% or more of the revenues, net income or assets of the Company and its Subsidiaries on a consolidated basis or (ii) beneficial ownership of 20% or more of any class of equity securities of the Company or any of its Subsidiaries, the assets or business of which constitutes or generates 20% or more of the revenues, net income or assets of the Company and the Company’s Subsidiaries on a consolidated basis, (b) any purchase or sale of, or tender offer or exchange offer by any Person for, equity securities of the Company or any of its Subsidiaries that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries, the assets or business of which constitutes or generates 20% or more of the revenues, net income or assets of the Company and the Company’s Subsidiaries on a consolidated basis, (c) any recapitalization, liquidation or dissolution of the Company or any of its Subsidiaries, other than a wholly-owned Subsidiary of the Company, or (d) any merger, consolidation, business combination, joint venture, share exchange or similar transaction involving any of the Company’s Subsidiaries, the assets or business of which constitutes or generates 20% or more of the revenues, net income or assets of the Company and its Subsidiaries on a consolidated basis, or involving the Company, if, as a result of any such transaction, the Company Stockholders, as a group, immediately prior to the consummation of such transaction would hold less than 80% of the surviving or resulting entity of such transaction immediately after the consummation of such transaction; provided that the term “Acquisition Proposal” shall not include the Transactions.

“Action” means any litigation, action, suit, hearing, arbitration, mediation or other proceeding (public or private) by or before, or otherwise involving, any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Antitrust Laws” means (a) the Sherman Act of 1890, (b) the Clayton Antitrust Act of 1914, (c) the HSR Act and (d) any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or creating significant impediments to, or lessening of, competition or creation or strengthening of a dominant position through merger or acquisition.

“beneficial owner” or “beneficial ownership”, or phrases of similar meaning, with respect to any Company Shares or other applicable securities, has the meaning ascribed to such term under Rule 13d-3(a) promulgated under the Exchange Act.

“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions in New York, New York or the Department of State of the State of Delaware are authorized or required by Law or executive order to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the Amended and Restated Bylaws of the Company.

“Company Certificate” means the Amended and Restated Certificate of Incorporation of the Company.

“Company Disclosure Letter” means the confidential disclosure letter delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement.

“Company Equity Awards” means the Company Stock Options, Company RSUs, Company PSUs and Company Restricted Stock.

“Company Equity Award Consideration” means the product of (x) the Exchange Ratio and (y) the Parent Common Stock Price.

“Company Equity Plans” means any stock option, stock incentive, stock purchase or other equity-based compensation plan, sub-plan or non-plan agreement sponsored or maintained by the Company or any Subsidiary or Affiliate of the Company or to which any such entity is a party.

“Company Intellectual Property” means, collectively, all Intellectual Property (a) owned or purported to be owned, in whole or in part, by the Company or any of its Subsidiaries, and (b) that the Company or any of its Subsidiaries is licensed or otherwise permitted by other Persons to use.

“Company IP Agreements” means any and all Contracts concerning Intellectual Property or IT Assets to which the Company or a Company Subsidiary is a party or beneficiary or by which the Company or any of its Subsidiaries, or any of their respective properties or assets, may be bound, including all (a) licenses of Intellectual Property by the Company or any of its Subsidiaries to any Person, (b) licenses of Intellectual Property by any Person to the Company or any of its Subsidiaries, and (c) consents, settlements, Orders or rulings governing the use, validity or enforceability of Intellectual Property or IT Assets.

“Company Leased Real Property” means the real property leased by the Company or any of its Subsidiaries as tenant, together with, to the extent leased by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any Subsidiary of the Company relating to the foregoing.

“Company Material Adverse Effect” means (a) a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) an effect that prevents or materially impairs the ability of the Company to perform its obligations under this Agreement or consummate the Transactions, other than, for the purposes of clause (a), any effect arising out of or resulting from any of the following: (i) a decline in the market price, or a change in the trading volume of, the Company Shares (provided that this clause (i) shall not preclude any effect, event, occurrence, development, state of facts or change that may have contributed to or caused such changes and is not excluded by clauses (ii) - (vii) of this definition from being taken into account in determining whether a Company Material Adverse Effect has occurred); (ii) general water management and services industry, economic, market or political conditions; (iii) acts of war, sabotage or terrorism, natural disasters, acts of God or comparable events; (iv) changes in applicable Law, GAAP or other applicable accounting standards following the date of this Agreement; (v) the negotiation, execution, announcement, pendency or performance of this Agreement or the Transactions or the consummation of the Transactions (provided that this clause (v) shall not preclude any breach of the representations and warranties made in Section 4.06 below from being taken into account in determining whether a Company Material Adverse Effect has occurred); (vi) any failure to meet revenue or earnings projections, in and of itself, for any period ending on or after the date of this Agreement (provided that this clause (vi) shall not preclude any effect, event, occurrence, development, state of facts or change that may have contributed to or caused such failure to meet revenues or earnings projections from being taken into account in determining whether a Company Material Adverse Effect has occurred); or (vii) any specific action taken (or omitted to be taken) by the Company that is expressly required or contemplated by the terms of this Agreement; provided, however, in the case of clauses (ii), (iii) and (iv), except to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected relative to other participants in the industries in which the Company and its Subsidiaries participate.

“Company Owned Real Property” means the real property owned by the Company or any of its Subsidiaries, together with all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any applicable Subsidiary of the Company relating to the foregoing.

“Company PSU” means a restricted stock unit award in respect of Company Shares granted pursuant to any Company Equity Plan or otherwise granted by the Company and subject to performance-based vesting requirements.

“Company Restricted Stock” means Company Shares that are unvested or are subject to repurchase option, risk of forfeiture or other condition on title or ownership under any applicable Company Equity Plan, restricted stock purchase agreement or other Contract with the Company.

“Company RSU” means a restricted stock unit award in respect of Company Shares granted pursuant to any Company Equity Plan or otherwise granted by the Company that is not a Company PSU.

“Company SEC Reports” means all forms, reports, schedules, registration statements, definitive proxy statements and other documents (including all exhibits) filed by the Company with the SEC during the period since (and including) February 1, 2015.

“Company Stock Option” means an option to purchase Company Shares granted pursuant to any Company Equity Plan or otherwise granted by the Company.

“Contract” means any contract, agreement, purchase order, commitment, instrument or guaranty to which the Company or any of its Subsidiaries is a party, whether written or oral.

“Convertible Notes Indentures” mean, collectively, (a) the Indenture, dated as of November 12, 2013, between Layne Christensen Company and U.S. Bank National Association and (b) the Indenture, dated as of March 2, 2015, among Layne Christensen Company, the guarantor parties thereto and U.S. Bank National Association, in each case, as the same may have been amended, supplemented or modified from time to time.

“Convertible Notes” mean, collectively, the (a) 4.25% Convertible Senior Notes due 2018, and (b) the 8.0% Senior Secured Second Lien Convertible Notes.

“Environmental Law” means any Law relating to the protection, preservation or restoration of human health or the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure (including workplace exposure) to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any Hazardous Materials.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Government Bid” means any outstanding bid, proposal, offer or quotation made by the Company or any of its Subsidiaries or by a contractor team or joint venture in which the Company or any of its Subsidiaries is participating that, if accepted or amended, would lead to a Government Contract.

“Government Contract” means any Contract incorporating government acquisition terms (e.g. in the United States, the Federal Acquisition Regulation (FAR) or the Defense Federal Acquisition Regulation Supplement (DFARS)), including any Contract with any higher-tier contractor relating to products or services to be incorporated into products or services to be provided to a Governmental Authority.

“Governmental Authority” means (a) any federal, state, county, local, municipal or foreign government or administrative agency or political subdivision thereof, (b) any governmental agency, authority, board, bureau, commission, department or instrumentality, (c) any court or administrative tribunal, (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction or (e) any arbitration tribunal or other non-governmental authority with applicable jurisdiction.

“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the U.S. National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated by any Governmental Authority as such under, any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or solid waste, biological material, and any toxic, radioactive or hazardous substance, material or agent.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” of any Person at any date means, without duplication, all obligations of such Person to pay principal, interest, penalties, fees, guarantees, reimbursements, damages, “make-whole” amounts, costs of unwinding and other liabilities with respect to (a) indebtedness for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, (b) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (c) leases that are required to be capitalized in accordance with GAAP under which such Person is the lessee, (d) obligations under interest rate, currency swap, hedging, cap, collar or futures Contracts or other derivative Contracts and (e) direct or indirect guarantees or other forms of credit support of obligations described in clauses (a) through (d) above of any Person; provided, however, that, with respect to the Company, “Indebtedness”

shall not be deemed to include any intercompany Indebtedness owing by the Company to any of its wholly-owned Subsidiaries, by a wholly-owned Subsidiary of the Company to the Company or by one wholly-owned Subsidiary of the Company to another wholly-owned Subsidiary of the Company.

“Intellectual Property” means all intellectual property and proprietary rights arising under the Laws of the United States or any foreign jurisdiction or under any international convention, including all of the following: (a) patents, patent applications and any reissues, reexaminations, divisionals, provisionals, continuations, continuations-in-part, substitutions and extensions thereof (collectively, “Patents”); (b) trademarks, service marks, trade names (whether registered or unregistered), service names, industrial designs, brand names, brand marks, trade dress rights, identifying symbols, logos, emblems, signs and insignia, and including all goodwill associated with the foregoing (collectively, “Marks”); (c) Internet domain names, (d) copyrights (whether registered or unregistered and including copyrights in Software), works of authorship, moral rights, mask works and mask sets (collectively, “Copyrights”); (e) Software; (f) confidential and proprietary information, and non-public processes, designs (including circuit designs and layouts), specifications, technology, databases, know-how, techniques, formulas, inventions, concepts, trade secrets, discoveries, research and development and technical data and information, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”); and (g) all applications, registrations, renewals, extensions and permits related to any of the foregoing clauses (a) through (f).

“IT Assets” means the computers, software, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of the Company and its Subsidiaries that are required in connection with the current operation of the business of the Company and its Subsidiaries.

“Knowledge” when used in reference to the Company means the actual knowledge, following reasonable inquiry, of those individuals listed in Section 1.01(a) of the Company Disclosure Letter, and when used in reference to Parent means the actual knowledge, following reasonable inquiry, of those individuals listed in Section 1.01(a) of the Parent Disclosure Letter.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or Order of any Governmental Authority having applicable jurisdiction or other similar binding requirement of a Governmental Authority having applicable jurisdiction.

“Liabilities” means any and all Indebtedness, liabilities, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on- or off-balance sheet, whether or not required to be recorded or reflected on a balance sheet under GAAP, and whether arising in the past, present or future, and including those arising under any Contract, Action or Order.

“Liens” means any mortgage, charge, adverse right or claim, lien, license, lease, option, pledge, security interest, deed of trust, right of first refusal, easement, encumbrance, servitude, proxy, voting trust or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Most Recent Company Balance Sheet” means the unaudited balance sheet of the Company and its consolidated Subsidiaries as of October 31, 2017, as filed in the Company SEC Reports.

“Most Recent Parent Balance Sheet” means the unaudited balance sheet of Parent and its consolidated Subsidiaries as of September 30, 2017, as filed in the Parent SEC Reports.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NASDAQ” means the NASDAQ Global Market.

“NYSE” means the New York Stock Exchange.

“Order” means any decree, decision, injunction, judgment, order, ruling or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority, in each case, having applicable jurisdiction.

“Parent Bylaws” means the Amended Bylaws of Parent.

“Parent Certificate” means the Certificate of Incorporation of Parent.

“Parent Common Stock Price” means an amount equal to the average of the volume-weighted average price per share of Parent Common Stock on the NYSE for each of the 10 consecutive trading days ending with the third trading day immediately preceding the Closing Date, as calculated by Bloomberg Financial L.P. under the function “GVA US Equity VWAP” or, if not reported therein, in another authoritative source mutually selected by Parent and the Company.

“Parent Disclosure Letter” means the confidential disclosure letter delivered by Parent to the Company concurrently with the execution of this Agreement.

“Parent Equity Plans” means any stock option, stock incentive, stock purchase or other equity-based compensation plan, sub-plan or non-plan agreement sponsored or maintained by Parent or any Subsidiary or Affiliate of Parent or to which any such entity is a party.

“Parent Leased Real Property” means the real property leased by Parent or any of its Subsidiaries as tenant, together with, to the extent leased by Parent or any of its Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of Parent or any Subsidiary of Parent relating to the foregoing.

“Parent Material Adverse Effect” means (a) a material adverse effect on the business, assets, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole, or (b) an effect that prevents or materially impairs the ability of Parent or Merger Sub to perform its obligations under this Agreement or consummate the Transactions, other than, for the purposes of clause (a), any effect arising out of or resulting from any of the following: (i) a decline in the market price, or a change in the trading volume of, the Parent Common Stock (provided that this clause (i) shall not preclude any effect, event, occurrence, development, state of facts or change that may have contributed to or caused such changes and is not excluded by clauses (ii) - (vii) of this definition from being taken into account in determining whether a Parent Material Adverse Effect has occurred); (ii) general construction industry, economic, market or political conditions, or the financing, banking, currency or capital markets generally, including with respect to interest rates or currency exchange rates; (iii) acts of war, sabotage or terrorism, natural disasters, acts of God or comparable events; (iv) changes in applicable Law, GAAP or other applicable accounting standards (or the interpretation or enforcement thereof) following the date of this Agreement; (v) the negotiation, execution, announcement, pendency or performance of this Agreement or the Transactions or the consummation of the Transactions (provided that this clause (v) shall not preclude any breach of the representations and warranties made in Section 5.06 below from being taken into account in determining whether a Parent Material Adverse Effect has occurred); (vi) any failure to meet revenue or earnings projections, in and of itself, for any period ending on or after the date of this Agreement (provided that this clause (vi) shall not preclude any effect, event, occurrence, development, state of facts or change that may have contributed to or caused such failure to meet revenues or earnings projections from being taken into account in determining whether a Parent Material Adverse Effect has occurred); or (vii) any specific action taken (or omitted to be taken) by Parent that is expressly required or contemplated by the terms of, this Agreement; provided, however, in the case of clauses (ii), (iii) and (iv), except to the extent that Parent and its Subsidiaries, taken as a whole, are disproportionately adversely affected relative to other participants in the industries in which Parent and its Subsidiaries participate.

“Parent Owned Real Property” means the real property owned by Parent or any of its Subsidiaries, together with all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of Parent or any applicable Subsidiary of Parent relating to the foregoing.

“Parent Benefit Programs” means applicable employee benefit plans of Parent, as may be in effect from time to time, that are made available to the Company Employees following the Effective Time; for the avoidance of doubt, Parent Plans shall not include any employee benefit plans of Parent that are closed to new employees of Parent.

“Parent Plans” means (i) all employee benefit plans (as defined in Section 3(3) of ERISA), (ii) all bonus, incentive, equity or equity-based compensation, stock purchase, deferred compensation, retiree medical, life insurance, retirement, health and welfare benefit, workers’ compensation, salary continuation, section 125 cafeteria, health reimbursement, flexible spending, dependent care, employee loan, individual tax gross up, leave of absence, vacation pay, educational assistance, employee assistance or other material employee benefit plans, policies or agreements and (iii) all employment, retention, individual consulting, change of control, retention, termination, severance or other similar agreements, in each case, that is sponsored, maintained, contributed to, or required to be contributed to by Parent or any of its ERISA Affiliates, or with respect to which Parent or any of its ERISA Affiliates is a party or has any Liability (contingent or otherwise).

“Parent Restricted Stock” means shares of Parent Common Stock that are unvested or are subject to repurchase option, risk of forfeiture or other condition on title or ownership under any applicable Parent Equity Plan, restricted stock purchase agreement or other Contract with Parent.

“Parent RSUs” means a restricted stock unit award in respect of shares of Parent Common Stock granted pursuant to any Parent Equity Plan.

“Parent SEC Reports” means all forms, reports, schedules, registration statements, definitive proxy statements and other documents (including all exhibits) filed by Parent with the SEC during the period since (and including) January 1, 2015.

“Parent Stock Option” means an option to purchase shares of Parent Common Stock granted pursuant to any Parent Equity Plan or otherwise granted by Parent.

“Permitted Liens” means (a) Liens for Taxes and other governmental charges and assessments that are not yet delinquent and Liens for Taxes and other governmental charges and assessments being contested in good faith by appropriate proceedings (provided, in each case, an appropriate reserve has been made in the Most Recent Company Balance Sheet or Most Recent Parent Balance Sheet, as applicable, in accordance with GAAP), (b) inchoate mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ and materialmen’s Liens attaching by operation of Law and securing payments not yet delinquent or payments that are being contested in good faith, (c) zoning restrictions, survey exceptions, easements, covenants, conditions, restrictions, rights of way and similar Liens on real property that do not materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, or materially detract from the value or operation of the property subject thereto and (d) Liens set forth in Section 1.01(b) of each of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person, trust, association, entity or Governmental Authority.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, Mark registrations, pending applications for registration of Marks, Copyright registrations, pending applications for registration of Copyrights, Internet domain name registrations and social media accounts and identifiers owned or purported to be owned, in whole or in part, legally or beneficially, by the Company or any of its Subsidiaries, whether or not initially filed or applied for by or in the name of the Company or any such Subsidiary.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Remedial Action” means all actions, including, any capital expenditures, required by a Governmental Authority or required under or taken pursuant to any Environmental Law to (a) clean up, remove, treat or in any other way ameliorate or address any Release of Hazardous Materials, (b) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material so it does not endanger or threaten to endanger human health or the environment, or (c) perform pre-remedial studies and investigations or post-remedial monitoring and maintenance pertaining or relating to a Release.

“Representatives” means, with respect to any Person, all directors, officers, employees, financial advisors, attorneys, accountants or other advisors, agents or representatives of such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Issuance” means the issuance of Parent Common Stock pursuant to the Merger.

“Software” means all computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form.

“Subsidiary” means, with respect to any Person, a corporation, limited liability company, partnership, joint venture or other organization of which (a) such Person or any other Subsidiary of such Person is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company), (b) voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held by such Person or by any one or more of such Person’s Subsidiaries or (c) at least 50% of the equity interests are controlled by such Person.

“Superior Proposal” means any bona fide Acquisition Proposal made by any Person that (a) if consummated, would result in such Person owning, directly or indirectly, more than 50% of the equity securities of the Company, or more than 50% of the consolidated assets or business (as determined by reference to either consolidated revenues or consolidated net income) of the Company and its

Subsidiaries, (b) is otherwise on terms that the Company Board has determined in good faith (after consultation with its financial advisors and outside counsel and after taking into account such legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof, as the Company Board deems appropriate in the exercise of its fiduciary duties) is superior from a financial point of view to the Transactions (including the terms of any proposal by the Parent to modify the terms of the Transactions) and (c) the Company Board has determined in good faith (after consultation with its financial advisors and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal as the Company Board deems appropriate in the exercise of its fiduciary duties) is reasonably capable of being consummated.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other taxes, or other similar assessments or charges of any kind whatsoever, including any interest, penalty or addition thereto imposed by any Governmental Authority, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” means $16,000,000.

“Transactions” means the Merger and the other transactions contemplated by this Agreement and all other agreements contemplated hereby.

Section 1.02. Cross Reference Table. The following terms defined elsewhere in this Agreement shall have the meaning set forth in the sections set forth below:

Defined Term	Section
Adverse Recommendation Change	Section 6.06(a)
Advisor	Section 4.26
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.06(d)
Anti-Corruption and Anti-Bribery Laws	Section 4.24(a)
Anti-Takeover Law	Section 4.28
Bankruptcy and Equity Exception	Section 4.05
Capitalization Date	Section 4.04(a)
Certificate of Merger	Section 2.03
Closing	Section 2.02
Closing Date	Section 2.02
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 4.05(b)
Company Employees	Section 6.07(a)
Company Financial Statements	Section 4.08(b)
Company Preferred Shares	Section 4.04(a)
Company Securities	Section 6.02(b)
Company Share Certificates	Section 3.02(c)
Company Shares	Recitals

Defined Term	Section
Company Stockholder Approval	Section 4.05(a)
Company Stockholders	Recitals
Company Stockholders’ Meeting	Section 6.04(b)
Company Tax Opinion	Section 7.03(e)
Confidentiality Agreement	Section 6.05
D&O Insurance	Section 6.08(b)
DGCL	Recitals
DOJ	Section 6.09(b)
DOL	Section 4.12(b)
DTC	Section 3.02(c)
Effective Time	Section 2.03
ERISA	Section 4.12(a)
ERISA Affiliate	Section 4.12(e)
Exchange Agent	Section 3.02(a)
Exchange Fund	Section 3.02(a)
Exchange Ratio	Section 3.01(b)
Foreign Corrupt Practices Act	Section 4.24(a)
Foreign Plans	Section 4.12(a)
Form S-4	Section 5.06(b)
FTC	Section 6.09(b)
Indemnified Party	Section 6.08(a)
Intervening Event	Section 6.06(e)
IRS	Section 4.12(b)
Letter of Transmittal	Section 3.02(c)
Material Contract	Section 4.17(a)
Maximum Amount	Section 6.08(b)
Merger	Recitals
Merger Consideration	Recitals
Merger Shares	Section 3.01(b)
Merger Sub	Preamble
Notice Period	Section 6.06(d)
OFAC	Section 4.24(a)
Outside Date	Section 8.01(b)
Parent	Preamble
Parent Common Stock	Recitals
Parent Financial Statements	Section 5.03(a)
Parent Preferred Shares	Section 4.04(a)
Parent Tax Opinion	Section 7.02(e)
PBGC	Section 4.12(b)
Permits	Section 4.07(b)
Plan	Section 4.12(a)
Proxy Statement	Section 4.25
Surviving Corporation	Recitals
Termination Date	Section 8.01
Uncertificated Company Shares	Section 3.02(c)

Section 1.03. General Interpretation. The Parties agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section or Schedule, such reference is to an Article or Section of, or a Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation;”

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires;

(e) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation include any successor to said section;

(f) references to any Contract or Permit are references to such Contract or Permit as amended, modified, supplemented or replaced from time to time;

(g) references to “made available” means, (i) with respect to materials made available by the Company, the information or document (A) has been posted to the electronic data site maintained by the Company in connection with the Transactions prior to 2:00 p.m. (Houston, Texas time) on the date of this Agreement or (B) has been included in any Company SEC Report that has been filed on the SEC’s EDGAR system at least one Business Day prior to the date of this Agreement or incorporated by reference into a Company SEC Report that has been filed on the SEC’s EDGAR system at least one Business Day prior to the date of this Agreement, and (ii) with respect to materials made available by Parent or Merger Sub, the information or document, (A) has been sent via email to the Company or its Representatives at least one Business Day prior to the date of this Agreement or (B) has been included in any Parent SEC Report that has been filed on the SEC’s EDGAR system at least one Business Day prior to the date of this Agreement or incorporated by reference into a Parent SEC Report that has been filed on the SEC’s EDGAR system at least one Business Day prior to the date of this Agreement;

(h) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(i) references to a Person are also to its successors and permitted assigns;

(j) the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(k) references to monetary amounts are to the lawful currency of the United States; and

(l) words importing the singular include the plural and vice versa and words importing gender include all genders.

Section 1.04. Disclosure Letters. It is understood and agreed that (a) disclosure of any fact or item in any Section of the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed to be disclosed with respect to any other applicable Section only to the extent it is reasonably apparent that such disclosure is applicable to such other Section, (b) nothing in the Company Disclosure Letter or the Parent Disclosure Letter is intended to broaden the scope of any representation or warranty made herein and (c) neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter or the Parent Disclosure Letter is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Company Disclosure Letter or the Parent Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item or matter is or is not material for purposes hereof.

ARTICLE II.

THE MERGER

Section 2.01. Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation in the Merger.

Section 2.02. Closing. Subject to the provisions of ARTICLE VII and unless this Agreement shall have been terminated in accordance with Section 8.01, the closing of the Merger (the “Closing”) shall (a) take place at the offices of Jones Day, 2727 North Harwood Street, Dallas, Texas 75201 as soon as practicable (but in no event later than the second Business Day) following the day on which the last to be satisfied or waived of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement, or (b) occur at such other time and place agreed to by the Parties (the date upon which the Closing occurs, the “Closing Date”).

Section 2.03. Effective Time of the Merger. Subject to the provisions of this Agreement, at the Closing, the Company shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Certificate of Merger (such time, the “Effective Time”).

Section 2.04. Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.05. Certificate and Bylaws.

(a) At the Effective Time, the Company Certificate shall, by virtue of or in connection with the Merger, be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Layne Christensen Company” and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter further amended as provided therein or by applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the Company Bylaws shall be amended and restated in their entirety to read as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Layne Christensen Company” and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 2.06. Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified, or until the earlier of their death, resignation, or removal.

Section 2.07. Governance Matters. Parent shall take such actions as are necessary for the Parent Board to expand the size of the Parent Board and to appoint one current non-employee director of the Company who is a director prior to the Effective Time to be designated by Parent to fill such vacancy, effective as of the Effective Time, to serve until Parent’s 2019 annual meeting of stockholders or such person’s earlier death, retirement, resignation or removal by Parent’s stockholders.

ARTICLE III.

EFFECTS OF THE MERGER

Section 3.01. Conversion of Securities. At and as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Stockholders (other than any requisite approval of the principal terms of the Merger by the Company Stockholders in accordance with the DGCL):

(a) Each Company Share held in treasury and each Company Share that is owned, directly or indirectly, by a wholly owned Subsidiary of the Company, Parent or Merger Sub immediately prior to the Effective Time shall be cancelled and shall cease to exist, without any conversion thereof and no payment or distribution shall be made with respect thereto.

(b) Each Company Share issued and outstanding immediately prior to the Effective Time (other than Company Shares to be cancelled in accordance with Section 3.01(a)), shall (i) be converted and exchanged automatically into the right to receive 0.27 shares of Parent Common Stock (such ratio, the “Exchange Ratio”), payable to the holder thereof, in accordance with Section 3.02, (ii) no longer be outstanding, (iii) automatically be cancelled and (iv) cease to exist. Each holder of any such converted and cancelled Company Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest. The Company Shares that are to be so converted into the right to receive the Merger Consideration are referred to herein as the “Merger Shares.”

(c) Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 3.02. Payment of Merger Consideration; Surrender of Company Shares; Stock Transfer Books.

(a) Prior to the Effective Time, Parent or Merger Sub shall appoint as exchange agent a bank or trust company reasonably satisfactory to the Company (the “Exchange Agent”) for the purpose of paying the Merger Consideration to Company Stockholders. Prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Merger Shares, shares of Parent Common Stock (which shall be in non-certificated book entry form) sufficient to pay the aggregate Merger Consideration required to be issued in accordance with this Agreement. Parent shall promptly deposit with the Exchange Agent from time to time as needed any cash in lieu of fractional shares of Parent Common Stock to be paid in consideration thereof pursuant to Section 3.02(j) and any dividends or other distributions which a holder of Company Shares has the right to receive pursuant to Section 3.02(i). All shares representing Parent Common Stock and cash deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.” Parent will instruct the Exchange Agent to pay the Merger Consideration out of the Exchange Fund in accordance with the terms of this Agreement, and the Exchange Fund will not be used for any purpose other than the payment of the Merger Consideration, cash in lieu of fractional shares, dividends and other distributions in accordance with this ARTICLE III. Notwithstanding the foregoing, any consideration payable in respect of Company Stock Options, Company RSUs and/or Company PSUs will not be deposited with the Exchange Agent but will instead be paid in accordance with Section 3.03.

(b) The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent; provided that (i) such investments will be in obligations of, or guaranteed by, the United States of America or rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, and (ii) no gain or loss thereon shall affect the amounts payable to the holders of Merger Shares following completion of the Merger pursuant to this ARTICLE III and Parent shall take all actions necessary to ensure that the Exchange Fund includes at all times cash sufficient to satisfy Parent’s obligation under this ARTICLE III. Subject to Parent’s obligations pursuant to this ARTICLE III, any and all interest and other income earned on the Exchange Fund shall promptly be paid to Parent or an Affiliate of Parent as directed by Parent.

(c) As promptly as practicable after the Effective Time, Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Merger Shares (other than The Depository Trust Company or its nominee (“DTC”)) as of the Effective Time (and, to the extent commercially practicable, Parent will, or will cause the Exchange Agent to, make available for collection by hand, during customary business hours commencing immediately after the Effective Time, if so elected by any such holder) (i) a letter of transmittal (each such letter, a “Letter of Transmittal”) (which shall be in customary form approved by the Company) and (ii) instructions thereto for use in effecting the surrender of certificates representing Merger Shares (the “Company Share Certificates”) and uncertificated Merger Shares held of record in book entry form (“Uncertificated Company Shares”) in exchange for the Merger Consideration, including cash in lieu of any fractional shares payable pursuant to Section 3.02(j).

(d) Upon surrender to the Exchange Agent of (i) Company Share Certificates or (ii) Uncertificated Company Shares in compliance with the procedures set forth in the Letter of Transmittal and instructions thereto, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Company Share Certificates or Uncertificated Company Shares shall be entitled to receive in exchange therefor, (A) the number of shares of Parent Common Stock (which shall be in non-certificated book entry form unless a physical certificate is specifically requested) representing, in the aggregate, the whole number of shares of Parent Common Stock that such holder has the right to receive pursuant to this ARTICLE III and (B) the amount of cash such holder has the right to receive pursuant to this ARTICLE III. DTC, upon surrender of the Merger Shares held of record by it in accordance with the customary surrender procedures of DTC and the Exchange Agent, shall be entitled to receive as promptly as practicable in exchange for each surrendered Merger Share, (i) the number of shares of Parent Common Stock representing, in the aggregate, the whole number of shares of Parent Common Stock that DTC has the right to receive pursuant to this ARTICLE III and (ii) the amount of cash DTC has the right to receive pursuant to this ARTICLE III. Each Merger Share surrendered pursuant to this Section 3.02(d) will be cancelled. No interest shall be paid or will accrue on any cash in lieu of fractional shares payable to holders of Company Share Certificates or Uncertificated Company Shares, or any unpaid dividends and distributions payable to holders of Company Share Certificates or Uncertificated Company Shares. No Person beneficially owning Company Shares through DTC will be required to deliver a Letter of Transmittal to receive the Merger Consideration. Any such Person will receive its Merger Consideration in accordance with the customary payment procedures of DTC following the Effective Time.

(e) In the event of a transfer of ownership of Merger Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration in respect of the applicable Merger Shares may be made to a Person other than the Person in whose name the Company Share Certificates or the Uncertificated Company Shares so surrendered are registered if such Company Share Certificates shall be properly endorsed or otherwise be in proper form for transfer or such Uncertificated Company Shares shall be properly documented for transfer and the Person requesting such payment shall pay any transfer Tax or other Taxes required by reason of the payment of the Merger Consideration in respect thereof or establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02, each Company Share Certificate or Uncertificated Company Share shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

(f) If any Company Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Company Share Certificate, the Exchange Agent shall pay in respect of Merger Shares to which such lost, stolen or destroyed Company Share Certificate relates the Merger Consideration to which the holder thereof is entitled.

(g) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Merger Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Company Share Certificates or Uncertificated Company Shares shall cease to have any rights with respect to such shares, except as otherwise provided in this Agreement, the certificate of incorporation of the Surviving Corporation or by applicable Law.

(h) Any portion of the Exchange Fund that remains undistributed to the holders of Merger Shares for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Merger Shares who have not theretofore complied with this ARTICLE III shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claim for the Merger Consideration (and Parent shall take all actions necessary to ensure that the Surviving Corporation has or has access to sufficient funds and shares of Parent Common Stock to make such payments). Any portion of the Exchange Fund remaining unclaimed by holders of Merger Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. None of Parent, the Exchange Agent or the Surviving Corporation shall be liable to any holder of Merger Shares for any such shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(i) No dividends or other distributions with respect to shares of Parent Common Stock issued in the Merger shall be paid to the holder of any unsurrendered Company Shares until such Company Shares are surrendered as provided in this Section 3.02. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid, and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(j) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Company Shares. Notwithstanding any other provision of this Agreement, each holder of Merger Shares who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Company Shares (or affidavits of loss in lieu thereof) surrendered by such holder) shall be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 3.02(j), in lieu of such fractional shares, cash in the amount equal to such fractional amount multiplied by the Parent Common Stock Price.

Section 3.03. Treatment of Company Stock Options, Company RSUs and Company PSUs. As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering any Company Equity Plan) will adopt resolutions, and the Company will take all other actions as may be necessary or required in accordance with applicable Law and each Company Equity Plan (including, the award agreements in respect of awards granted thereunder) to give effect to this Section 3.03 to provide that:

(a) Each Company Stock Option that is outstanding immediately prior to the Effective Time (whether vested or unvested) shall, immediately prior to the Effective Time, automatically and without any action on the part of any holder of any Company Stock Option be cancelled and, in exchange therefor, converted into the right to receive an amount of cash, if any, equal to the product of (i) the number of Company Shares issuable upon the exercise of the Company Stock Option, multiplied by (ii) the excess, if any, of the (A) the Company Equity Award Consideration and (B) the exercise price of the Company Stock Option. For the avoidance of doubt, any Company Stock Option with an exercise price equal to or in excess of the Company Equity Award Consideration shall, automatically and without any action on the part of any holder of any Company Stock Option, be cancelled without any action on the part of the holder thereof and without any payment to the holder thereof. As soon as practicable following the Effective Time, the Surviving Corporation shall pay to each holder of a Company Stock Option, the consideration (if any) required to be paid to such holder pursuant to this Section 3.03(a), subject to Section 3.05.

(b) Each Company RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any action on the part of any holder of any Company RSU, be cancelled and, in exchange therefor, converted into the right to receive an amount of cash (without interest) equal to the product of (i) the number of Company Shares in respect of the Company RSU, multiplied by (ii) the Company Equity Award Consideration. As soon as practicable following the Effective Time, the Exchange Agent, Parent or the Surviving Corporation shall pay to each holder of such Company RSUs the consideration required to be paid to any such holder pursuant to this Section 3.03(b), subject to Section 3.05; provided, however, that to the extent that any such Company RSU constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment shall be paid in accordance with the applicable award’s terms and at the earliest time permitted under the terms of such award that will not result in the application of a Tax or penalty under Section 409A of the Code.

(c) Each Company PSU that is outstanding and unvested immediately prior to the Effective Time shall, immediately prior to the Effective Time, vest, and the underlying number of Company Shares earned be determined, based on the maximum level of achievement of the applicable performance goals. All Company PSUs that are vested immediately prior to the Effective Time or vest pursuant to this Section 3.03(c) shall, automatically and without any action on the part of any holder of any Company PSU, be cancelled and, in exchange therefor, converted into the right to receive an amount of cash (without interest) equal to the product of (i) the number of Company Shares earned in respect of the Company PSU (as determined pursuant to the preceding sentences), multiplied by (ii) the Company Equity Award Consideration. As soon as practicable following the Effective Time, the Surviving Corporation shall pay to each holder of such Company PSUs the consideration required to be paid to any such holder pursuant to this Section 3.03(c), subject to Section 3.05; provided, however, that to the extent that any such Company PSU constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment shall be paid in accordance with the applicable award’s terms and at the earliest time permitted under the terms of such award that will not result in the application of a Tax or penalty under Section 409A of the Code.

(d) Effective as of the Effective Time, Parent shall assume the Company Equity Awards that are outstanding as of the Effective Time in accordance with the terms of this Section 3.03 and sponsorship of each Company Equity Plan, provided that references to the Company therein shall thereupon be deemed references to Parent and references to Company Common Stock therein shall be deemed references to Parent Common Stock with appropriate equitable adjustments to reflect the Transactions. At least 15 days prior to the Effective Time, the Company shall deliver to the holders of the Company Equity Awards notices, in form and substance reasonably acceptable to Parent, setting forth the treatment of the Company Equity Awards pursuant to this Agreement.

Section 3.04. No Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to Company Stockholders or any other holder of Company Shares in connection with the Merger.

Section 3.05. Withholding Rights. Notwithstanding anything in this Agreement to the contrary, the Company, the Surviving Corporation, Parent, Merger Sub and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other payment otherwise payable pursuant to this Agreement to any holder of Company Shares, Company Stock Options, Company RSUs or Company PSUs, as applicable, such amounts or securities as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. Any applicable Tax withholdings with respect to the consideration payable to a holder of Company Stock Options, Company RSUs or Company PSUs, as applicable, pursuant to Section 3.03 shall be withheld and reduce the amounts payable in respect of such holder’s Company Stock Options, Company RSUs, or Company PSUs, as applicable. Prior to the Effective Time, Parent, Merger Sub or the Exchange Agent, as appropriate, shall provide commercially reasonable notice to the Company upon becoming aware of any such withholding obligation (other than with respect to Company Stock Options, Company RSUs or Company PSUs) and shall cooperate with the Company to the extent reasonable to obtain reduction of or relief from such withholding. To the extent that amounts are so withheld and timely paid over to or deposited with the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares, Company Stock Options, Company RSUs or Company PSUs, as applicable, in respect of which such deduction and withholding was made by the Company, the Surviving Corporation, Parent, Merger Sub or the Exchange Agent, as applicable.

Section 3.06. Adjustments to Prevent Dilution. Notwithstanding any provision of this ARTICLE III to the contrary, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Shares shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, split, combination, exchange of shares or similar transaction, the Merger Consideration and any other similarly dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such stock dividend, subdivision, reclassification, split, combination, exchange of shares or similar transaction and to provide the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 3.06 shall be construed as permitting the Company to take any action or enter into any transaction otherwise prohibited by this Agreement.

Section 3.07. Tax Characterization of Merger. The Company and Parent each acknowledges and agrees that for U.S. federal income Tax purposes the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the Company and Parent shall report the Merger in accordance with the foregoing and shall not take any position inconsistent therewith unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the Company Disclosure Letter or (b) as set forth in the Company SEC Reports filed from and after April 10, 2017 and prior to the date of this Agreement (excluding all disclosures in any “Risk Factors” section and any disclosures included in any such Company SEC Reports that are forward looking in nature), but only to the extent such disclosure is reasonably apparent from a reading of such Company SEC Reports that such disclosure is relevant to such Section of ARTICLE IV below, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, operate and lease its properties and assets and carry on its business as now conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the conduct or nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.02. Certificate of Incorporation and Bylaws.

(a) The Company has made available to Parent copies of the Company Certificate and Company Bylaws, and the copies of such documents are complete and correct and contain all amendments and supplements thereto as in effect on the date of this Agreement. The Company Certificate and Company Bylaws are in full force and effect and the Company is not in violation of any of their respective provisions.

(b) The Company has made available to Parent and Merger Sub correct and complete (other than redactions of competitively sensitive information) copies of the minutes and, in the case of action by the Company Board or the committees thereof, written consents (or, in the case of minutes or written consents that have not yet been finalized, drafts thereof) of all meetings of Company Stockholders and meetings of or action by the Company Board and each committee thereof. Such minutes and written consents made available to Parent and Merger Sub contain true, complete and correct records, in all material respects, of all meetings and other material corporate actions held or taken through the date of this Agreement by the Company Stockholders, the Company Board and committees thereof, other than with respect to redactions of competitively sensitive information.

Section 4.03. Company Subsidiaries.

(a) Each of the Company’s Subsidiaries, together with the jurisdiction of organization or formation of each such Subsidiary, is set forth in Section 4.03(a) of the Company Disclosure Letter. Other than the Company’s Subsidiaries or as set forth in Section 4.03(a) of the Company Disclosure Letter, the Company does not own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, other equity interest or any other capital stock of any Person. Each of the Company’s Subsidiaries is a corporation, partnership, limited liability company, trust or other organization that is duly incorporated or organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company’s Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of the Company’s Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of its Subsidiaries. Other than as set forth in Section 4.03(b) of the Company Disclosure Letter, all of such shares and other equity interests so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any Liens or limitations on voting rights, are free of preemptive rights and were issued in compliance with applicable Law. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Subsidiary of the Company. There are no agreements requiring the Company or any of its Subsidiaries to make contributions to the capital of, or lend or advance funds to, any Subsidiary of the Company or any other Person.

(c) Other than as set forth in Section 4.03(c) of the Company Disclosure Letter, no Subsidiary of the Company has (i) any legal or beneficial ownership interest in any Company Shares, (ii) a minimum cash capitalization or other cash reserve requirement set by Law, Contract or its constituent documents, or (iii) revenues, cash or other financial instruments that may not be readily repatriated, including by dividend, distribution or other means, without penalty or any assessed Tax at any time to the United States of America.

Section 4.04. Capitalization.

(a) The authorized capital stock of the Company consists of 60,000,000 Company Shares and 5,000,000 shares of preferred stock, par value $0.01 per share, of the Company (“Company Preferred Shares”). As of the close of business on February 12, 2018 (the “Capitalization Date”), (i) 19,917,043 Company Shares were issued and outstanding and (ii) no Company Shares were held in the treasury of the Company. As of the Capitalization Date, (i) 647,719 Company Shares were subject to outstanding Company Stock Options, (ii) no shares of Company Restricted Stock were outstanding, (iii) 514,441 Company Shares were subject to outstanding Company RSUs, (iv) 1,443,362 Company Shares were subject to outstanding Company PSUs, (v) 798,612 Company Shares were available for future awards under the Company Equity Plans, (vi) 3,999,907 Company Shares were reserved and available for issuance upon conversion of the Company’s 4.25% Convertible Senior Notes due 2018, and (vii) 11,949,520 Company Shares were reserved and available for issuance upon conversion of the Company’s 8.0% Senior Secured Second Lien Convertible Notes. No Company Preferred Shares are issued and outstanding. All of the outstanding Company Shares have been duly authorized and validly issued, are fully paid and nonassessable, are free of preemptive rights and were issued in compliance with applicable Law. All Company Shares subject to issuance upon exercise of Company Stock Options or vesting of Company RSUs or Company PSUs will be, upon issuance on the terms and conditions specified in the Company RSUs or Company Equity Plans and award agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. None of the Company Stock Options were granted with an exercise price below the fair market value of Company Shares on the date of the grant. As of immediately prior to the Effective Time, pursuant to the agreements as set forth on Section 4.12(k) of the Company Disclosure Letter, none of the Company Equity Awards to which such agreements relate shall have been exercised, converted into Company Shares or otherwise settled into Company Shares, and all such Company Equity Awards shall, except to the extent they have been forfeited in accordance with their terms, continue to be outstanding and shall be treated in accordance with Section 3.03.

(b) Except for any changes since the close of business on the Capitalization Date resulting from the exercise of Company Stock Options outstanding on such date, or the vesting of Company RSUs or Company PSUs outstanding on such date, or actions taken after such date in compliance with this Agreement, except as set forth in Section 4.04(a), there are no outstanding (i) shares of capital stock of, or other voting securities or ownership interests in, the Company, (ii) options, warrants or other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company or (iii) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting or ownership interests in the Company.

(c) Section 4.04(c) of the Company Disclosure Letter sets forth a listing of (i) all Company Equity Plans and (ii) all Company Stock Options, Company RSUs and Company PSUs outstanding as of the close of business on the Capitalization Date, and, with respect to each such award, (A) the date of grant and name of holder of each such Company Stock Option, Company RSUs and Company PSUs (B) the Company Equity Plan under which each such award was granted, (C) the portion of such award vested and unvested as of the close of business on the Capitalization Date, and (D) if applicable, the exercise price or repurchase price therefor. There have been no re-pricings of any Company Stock Options through amendments, cancellations and reissuance or other means during the current or prior two calendar years.

(d) There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Shares or any other equity securities of the Company, or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person that would be material to the Company and its Subsidiaries, taken as a whole.

(e) There are no voting trusts or other Contracts to which the Company or any of its Subsidiaries is a party with respect to the voting of any capital stock of, or other equity interest in, the Company or any of its Subsidiaries.

(f) Section 4.04(f) of the Company Disclosure Letter sets forth all outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries that have the right to vote (or are convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity securities in the Company or any of its Subsidiaries may vote.

Section 4.05. Authority; Validity and Effect of Agreements; Company Board Approval.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, and subject to the Company Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions. Except for the approvals described in the following sentence, the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions have been duly and validly authorized by all requisite corporate action on behalf of the Company, including by the Company Board. No other corporate proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize this Agreement or to consummate the Transactions, except, in the case of the Merger, for the affirmative vote of holders of a majority of the issued and outstanding Company Shares for adoption of this Agreement (the “Company Stockholder Approval”) and the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by rules of law and equity governing specific performance, injunctive relief and other equitable remedies (the “Bankruptcy and Equity Exception”).

(b) At a meeting duly called and held, prior to the execution of this Agreement, at which all of the directors of the Company were present and voting in favor, the Company Board unanimously adopted resolutions (which resolutions have not been rescinded, modified or withdrawn in any way, except following the date of this Agreement, in accordance with Section 6.06) (i) approving and declaring the advisability of this Agreement, (ii) approving the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger, (iii) determining this Agreement and the Merger to be in the best interests of the Company and the Company Stockholders, (iv) recommending that the Company Stockholders adopt this Agreement (the “Company Board Recommendation”) and (v) resolving to make the Company Board Recommendation to the Company Stockholders and directing that the Merger Agreement be submitted for adoption by the Company Stockholders at the Company Stockholders’ Meeting.

Section 4.06. No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement and all other agreements and documents contemplated hereby to which it is a party and the consummation by the Company of the Transactions do not and will not, directly or indirectly (with or without notice or lapse of time or both), and the compliance by the Company with its obligations hereunder and thereunder will not, directly or indirectly (with or without notice or lapse of time or both), (i) result in a violation or breach of or conflict with the Company Certificate or Company Bylaws, (ii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations, filings and other actions described in Section 4.06(b), conflict with or violate any Law or rule of NASDAQ applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, (iii) result in any violation or breach of or conflict with any provisions of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, or result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Contract or Permit to which the Company or any of its Subsidiaries is a party or by which it or any of its respective properties or assets may be bound or (iv) result in the creation of any Lien, except for Permitted Liens, on any property or asset of the Company or any of its Subsidiaries, except, with respect to clauses (ii), (iii) and (iv), for such violations, breaches, conflicts, defaults, rights of purchase, terminations, amendments, accelerations, cancellations, losses of benefits, payments or Liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) No consent, approval, Order or authorization of, or registration, qualification, designation or filing with or notification to, any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation by the Company of the Transactions, other than (i) (A) the applicable requirements of the Exchange Act and other applicable federal securities Laws, (B) the applicable requirements of state securities, takeover and “blue sky” Laws, (C) the applicable requirements of NASDAQ, (D) the HSR Act and (E) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger pursuant to the DGCL, and (ii) such other consents, approvals, Orders, authorizations, registrations, qualifications, designations, filings or notifications that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.07. Compliance with Laws; Permits.

(a) The Company and its Subsidiaries are, and since February 1, 2015 have been, in compliance with all Laws applicable to them, any of their properties or other assets or any of their businesses or operations, except where any such failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, since February 1, 2015, no Governmental Authority has issued any notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and each of its Subsidiaries hold all material licenses, franchises, permits, certificates, consents, orders, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case, that are necessary for the Company and its Subsidiaries to own, lease or operate their properties and assets and to carry on their businesses as currently conducted (collectively, “Permits”) and each such material Permit is in full force and effect. Since February 1, 2015, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority was considering the amendment, termination, revocation or cancellation of any such material Permit. Each of the Company and its Subsidiaries is, and since February 1, 2015 has been, in compliance with the terms of its Permits, except where non-compliance with such Permit would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written communication since February 1, 2015 from any Governmental Authority or, to the Knowledge of the Company, from any employee, licensee, licensor, vendor or supplier of the Company or any of its Subsidiaries that alleges that the Company or any of its Subsidiaries is not in compliance in all material respects with, or is subject to any material Liability under, any Permit that is material to the Company and its Subsidiaries taken as a whole, or relating to the revocation or modification of any Permit that is material to the Company and its Subsidiaries taken as a whole. The consummation of the Transactions, in and of itself, will not cause the revocation or cancellation of any Permit that is material to the Company and its Subsidiaries, taken as a whole.

(c) With respect to each material Government Contract and Government Bid, (i) each of the Company and its Subsidiaries is in compliance in all material respects with all requirements of Law pertaining to such Government Contract or Government Bid, (ii) each representation and certification executed by the Company or its Subsidiaries pertaining to such Government Contract or Government Bid was true and correct in all material respects as of its applicable date, (iii) neither the Company nor any of its Subsidiaries has submitted, directly or indirectly, to any Governmental Authority any cost or pricing data which is inaccurate or untruthful in any material respect in connection with such Government Contract or Government Bid and (iv) there is no suspension, stop work order, cure notice or show cause notice in effect for such Government Contract nor, to the Knowledge of the Company, is any Governmental Authority threatening to issue one.

(d) To the Knowledge of the Company, there is no: (i) administrative, civil or criminal investigation, indictment, writ of information or audit of the Company, any of its Subsidiaries or any director, officer or employee of the Company or any of its Subsidiaries by any Governmental Authority with respect to any alleged or potential violation of Law regarding any material Government Contract or Government Bid; (ii) suspension or debarment proceeding, nor any matters pending reasonably likely to lead to a suspension or debarment proceeding, against the Company, any of its Subsidiaries or any director, officer or employee of the Company or any of its Subsidiaries; or (iii) contracting officer’s decision or legal proceeding by which a Governmental Authority claims that the Company or any of its Subsidiaries is liable to a Governmental Authority, in each case, with respect to any material Government Contract. Since February 1, 2015, neither the Company nor any of its Subsidiaries nor any of the Company’s or its Subsidiaries’, directors, officers nor, to the Company’s Knowledge, employees has conducted or initiated any internal investigation, or made a voluntary disclosure to any Governmental Authority, with respect to any alleged material misstatement or omission arising under or relating to any material Government Contract or Government Bid.

(e) The Company and its Subsidiaries and their respective employees possess all government security clearances necessary to perform the Government Contracts, and all such security clearances are valid and in force and effect. To the Knowledge of the Company, none of the officers, directors, employees or Representatives of the Company or any of its Subsidiaries has: (i) made any payments or used any funds to influence transactions involving the United States government in violation of Law; (ii) failed to file any required lobbying reports pursuant to the Lobbying Disclosure Act of 1995; (iii) used any corporate or other funds or given anything of value for unlawful gratuities, contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of any applicable Law; or (iv) accepted or received any unlawful contributions, payments, expenditures or gifts.

Section 4.08. SEC Filings; Financial Statements; Internal Controls.

(a) The Company SEC Reports constitute all forms, reports, schedules, registration statements, definitive proxy statements and other documents (including all exhibits) required to be filed by the Company with the SEC since February 1, 2015. As of their respective dates (or, if amended, as of the date of such amendment), the Company SEC Reports filed on or prior to the date of this Agreement (i) complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Company SEC Reports and (ii) no such Company SEC Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments received from the SEC staff with respect to any Company SEC Reports filed on or prior to the date of this Agreement. To the Knowledge of the Company, none of the Company SEC Reports filed on or prior to the date of this Agreement is the subject of ongoing SEC review or investigation. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b) Each of the consolidated balance sheets and the related consolidated statements of operations, consolidated statements of stockholders’ equity and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) contained in the Company SEC Reports, each as amended (collectively, the “Company Financial Statements”), (i) complied in all material respects with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, in each case, with respect to the Company SEC Reports, and the statements contained in such certifications were true and complete on the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d) Since February 1, 2015 through the date of this Agreement, (i) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director or executive officer of the Company or any of its Subsidiaries has received any complaint, allegation, assertion or claim, in writing that the Company or any of its Subsidiaries has engaged in improper, illegal or fraudulent accounting or auditing practices, and (ii) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(e) The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) promulgated by the SEC under the Exchange Act) in compliance with the Exchange Act.

(f) The Company maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) in compliance with the Exchange Act.

(g) The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

(h) Section 4.08(h) of the Company Disclosure Letter lists with respect to cash, cash equivalents and short-term and long-term investment balances as of the date of the Most Recent Company Balance Sheet and as of January 31, 2018 (i) the countries in which such items are maintained and the amount of such items held in such countries, (ii) the investment type, maturity date, currency and obligor of each instrument and/or investment that comprised such items and (iii) all restrictions on use of such items.

Section 4.09. Absence of Undisclosed Liabilities.

(a) The Company and its Subsidiaries do not have any Liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise or whether due or to become due), except for Liabilities (i) reflected on or reserved against in the Most Recent Company Balance Sheet, (ii) incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Company Balance Sheet, (iii) under executory Contracts to which the Company or any of its Subsidiaries are bound, other than as a result of a breach thereof, and (iv) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any of its Subsidiaries in the Company Financial Statements or any Company SEC Reports.

Section 4.10. Absence of Certain Changes or Events. Except as set forth on Section 4.10 of the Company Disclosure Letter, since the Most Recent Company Balance Sheet through the date of this Agreement, (a) the Company and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice, (b) there has not been an event, occurrence, condition, change, development, state of facts or circumstance that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of Section 6.02.

Section 4.11. Absence of Litigation. Except as set forth in Section 4.11 of the Company Disclosure Letter, there is (a) no Action pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or any of its or their respective properties or assets, (b) no settlement or similar agreements that impose any ongoing obligation or restriction on the Company or any of its Subsidiaries or (c) no Action pending or overtly threatened by the Company against any third party, except, in each case, as would not reasonably be expected to, individually or in the aggregate, result in a material Liability to the Company. Neither the Company nor any of its Subsidiaries is subject to any Orders of any Governmental Authorities that would reasonably be expected to, individually or in the aggregate, result in a material Liability to the Company. There are no internal investigations or internal inquiries that, since February 1, 2015, have been or are being conducted by or at the direction of the Company Board (or any committee thereof) concerning any financial, accounting or other misfeasance or malfeasance issues or that could reasonably be expected to lead to a voluntary disclosure to, or enforcement Action by, any Governmental Authority.

Section 4.12. Employee Plans.

(a) Section 4.12(a) of the Company Disclosure Letter lists, as of the date of this Agreement, each material Plan. A “Plan” means (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) all bonus, incentive, equity or equity-based compensation, stock purchase, deferred compensation, retiree medical, life insurance, retirement, health and welfare benefit, workers’ compensation, salary continuation, section 125 cafeteria, health reimbursement, flexible spending, dependent care, employee loan, individual tax gross up, leave of absence, vacation pay, educational assistance, employee assistance or other material employee benefit plans, policies or agreements and (iii) all employment, retention, individual consulting, change of control, retention, termination, severance or other similar agreements, in each case, that is sponsored, maintained, contributed to, or required to be contributed to by the Company or any ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate is a party or has any Liability (contingent or otherwise). Section 4.12(a) of the Company Disclosure Letter separately identifies all material Plans that are primarily for the benefit of current or former employees, officers, directors or consultants of the Company or any of its Subsidiaries who are located outside of the United States (“Foreign Plans”), but shall not be required to list any Foreign Plan that is not material or that is maintained in a country where the Company employs fewer than 30 employees.

(b) The Company has made available to Parent correct and complete copies of each of the following documents with respect to each Plan listed on Section 4.12(a) of the Company Disclosure Letter, to the extent applicable: (i) documents setting forth the material terms of each such Plan (including all material amendments thereto and versions of equity agreements); (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (“IRS”), including attached schedules, or comparable annual report for a Foreign Plan; (iii) the most recent actuarial report, if any; (iv) the most recently received IRS or other governmental determination, opinion or registration letter, if any; (v) the most recent summary plan description (or other written description of such Plan provided to employees) and all material modifications thereto; (vi) any related trust agreement or other funding instrument for the Plan; (vii) all material correspondence to or from the IRS, the United States Department of Labor (“DOL”), the Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Authority received in the last three years with respect to such Plan; and (viii) written summaries of all material non-written Plans.

(c) Each Plan has been established, maintained, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. No non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred with respect to the Plans that could reasonably be expected to, individually or in the aggregate, result in material Liability to the Company. Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely on a favorable opinion issued by the IRS, and, to the Knowledge of the Company, no fact or event has occurred since the date of such determination letter which could reasonably be expected to result in the revocation of such letter. There are no investigations by any Governmental Authority, termination proceedings or other claims or litigation, pending or to the Knowledge of the Company, threatened or for which there are facts that could form a reasonable basis, against or relating to any Plan or asserting any rights to or claims for benefits under any Plan, the assets or any of the trusts under such Plan or the plan administrator, or against any fiduciary of any Plan with respect to the operation of the Plan (except routine claims for benefits payable under the Plans) other than any such investigations, proceedings or claims that would not reasonably be expected to, individually or in the aggregate, result in material Liability to the Company. All contributions, premiums and benefit payments under or in connection with the Plans that are required to have been made as the date of this Agreement in accordance with the terms of the Plans or applicable Law have been timely made in all material respects. There has been no act, omission or condition with respect to any Plan that would be reasonably likely to subject the Company or its Subsidiaries to any material fine, penalty, Tax or Liability of any kind imposed under ERISA, the Code or applicable Law.

(d) Except as disclosed in Section 4.12(d) of the Company Disclosure Letter, none of the Company, its Subsidiaries or any of their respective ERISA Affiliates, contributes to, has contributed to during the past six (6) years, or otherwise participates in or has any Liability with respect to any (i) defined benefit plan (as defined in Section 3(35) of ERISA), whether or not subject to ERISA, (ii) Multiemployer Plan or (iii) multiple employer plan subject to Sections 4063 or 4064 of ERISA.

(e) Within the six-year period ending on the date of this Agreement, neither the Company, its Subsidiaries nor any of their Affiliates and any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with the Company or its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) have terminated any a defined benefit plan, or incurred any outstanding Liability under Section 4062 of ERISA to the Pension Benefits Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA. No event has occurred and no condition exists that would subject the Company or its Subsidiaries, including by reason of its affiliation with any ERISA Affiliate, to any material Liability imposed under Title IV of ERISA or Code Section 412 other than premium payments to the PBGC. Each Plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code is listed on Section 4.12(d) of the Company Disclosure Letter and: (i) each such Plan satisfies all minimum funding requirements under Sections 412, 430 and 431 of the Code and Sections 302, 303 and 304 of ERISA, whether or not waived; (ii) no Lien in favor of any such Plan has arisen under Section 430(k) of the Code or Section 303(k) of ERISA; (iii) such Plan is not in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA; (iv) the PBGC has not instituted proceedings to terminate such Plan; and (v) except as would not reasonably be expected to, individually or in the aggregate, result in material Liability to the Company, there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA) during the last six years as to which the 30-day advance notice requirement has not been waived.

(f) With respect to each Multiemployer Plan to which the Company, its Subsidiaries or any ERISA Affiliate has an obligation to contribute or otherwise participates in or has any Liability, except as would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect: (i) to the Knowledge of the Company, no such Multiemployer Plan (A) is in endangered status (under Section 432(b)(1) of the Code or Section 305(b)(1) of ERISA), (B) is in critical status (under Section 432(b)(2) of the Code or Section 305(b)(2) of ERISA), or (C) has requested or been granted by the IRS any waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code; (ii) none of the Company, its Subsidiaries nor any ERISA Affiliates has received, and, to the Knowledge of the Company, no conditions or circumstances exist that could reasonably be expected to result in, a notice of endangered or critical status pursuant to Section 432(b)(3)(D) of the Code or Section 305(b)(3)(D) of ERISA in respect of any such Multiemployer Plan; and (iii) none of the Company, its Subsidiaries nor any ERISA Affiliates would incur any withdrawal Liability (within the meaning of Part 1 of Subtitle E of Title IV of ERISA) if any Company, its Subsidiaries or any ERISA Affiliates withdrew (within the meaning of Part 1 of Subtitle E of Title IV of ERISA) on or prior to the Closing Date from each Multiemployer Plan to which such entity has any obligation to contribute on the date of this Agreement.

(g) Neither the Company nor any of its Subsidiaries has any material obligation or Liability (contingent or otherwise) to provide post-retirement life insurance or health benefits coverage for current or former officers, directors, or employees of the Company or any of its Subsidiaries except as may be required under Part 6 of Title I of ERISA or state insurance laws.

(h) Except as set forth in Section 4.12(h) of the Company Disclosure Letter, no Plan or other arrangement maintained by the Company or any Subsidiary, either individually or collectively, exists that, as a result of the execution of this Agreement and the consummation of the Transactions, whether alone or together with any other event(s), could (i) result in any payment (including severance, deferred compensation, Tax gross-up, retention, bonus or other payment) becoming due under any of the Plans or other arrangements, (ii) result in the acceleration or increase in any payment or benefit, the vesting or funding (through a grantor trust or otherwise) of compensation or benefits under or any payment, contribution or funding obligation pursuant to any of the Plans or other arrangement or (iii) result in any payment that would not be deductible by reason of Section 280G of the Code. Except as set forth in Section 4.12(h) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries have any indemnity or gross-up obligations for any Taxes imposed under Section 4999 of the Code.

(i) Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code) has been maintained in material compliance with Section 409A of the Code and the rules and regulations thereunder in both operation and documentation. Neither the Company nor any of its Subsidiaries have any indemnity or gross-up obligations for any Taxes imposed under Section 409A of the Code.

(j) Except as would not reasonably be expected to, individually or in the aggregate, result in a material Liability to the Company, each Foreign Plan (i) has been maintained, operated and funded in all material respects in accordance with all applicable Law, (ii) if it is intended to qualify for special tax treatment, has met all material requirements for such treatment and (iii) if it is intended to be funded and/or book reserved, is fully funded and/or book reserved, based on reasonable actuarial assumptions, where applicable.

(k) The Company has entered into the agreements set forth on Section 4.12(k) of the Company Disclosure Letter with certain holders of Company Equity Awards regarding the treatment of such Company Equity Awards.

(l) All grants of Company Stock Options, Company RSUs and Company PSUs were, in all material respects, validly made and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance in all material respects, with all applicable Laws and recorded on the consolidated financial statements of the Company in accordance with GAAP, and no such grants of Company Stock Options involved any “back dating,” “forward dating” or similar practices.

Section 4.13. Labor Matters.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of each employee of the Company or its Subsidiaries, including with respect to such persons (i) title, (ii) work location, (iii) employing entity, (iv) union/non-union status, (v) base salary, (vi) leave status, (vii) bonus opportunity, and (viii) exempt/non-exempt classification.

(b) Section 4.13(b) of the Company Disclosure Letter lists, as of the date of this Agreement, each collective bargaining agreement to which the Company or its Subsidiaries are a party. There is no, and in the past three years has not been any, (i) picketing, strikes, work stoppages, work slowdowns, lockouts or other similar occurrence pending or, to the Knowledge of the Company, threatened against or involving the Company or its Subsidiaries, (ii) unfair labor practice charges or other material labor disputes pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or its Subsidiaries, (iii) election, petition or any other organizing activity, by a labor union or representative thereof to organize any employees of the Company or its Subsidiaries or (iv) material grievance or arbitration demands against the Company or any of its Subsidiaries whether or not filed pursuant to a collective bargaining agreement.

(c) The Company and its Subsidiaries are in compliance with all Laws respecting the employment of labor, including wages and hours, fair employment practices, discrimination, terms and conditions of employment, workers’ compensation, exempt/non-exempt classification, classification of contractors, collection and payment of withholding and/or social security taxes and any similar Tax, occupational safety, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Law and the Immigration Reform and Control Act, as amended, except where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) There are no, and in the past three years have not been any, material complaints, audits, charges, claims, litigations or actions against the Company or its Subsidiaries, brought by or filed with (or, to the Knowledge of the Company, threatened to be brought by or filed with) any Governmental Authority or current or former service provider of the Company or its Subsidiaries based on, arising out of, in connection with, or otherwise relating to the employment or other engagement, termination of employment or other engagement, or failure to employ or otherwise engage any person by the Company or its Subsidiaries.

Section 4.14. Intellectual Property.

(a) Section 4.14(a) of the Company Disclosure Letter sets forth an accurate and complete list of all Registered Intellectual Property, all material unregistered Marks used by the Company or any of its Subsidiaries and all material Software owned or purported to be owned by the Company or any of its Subsidiaries. Section 4.14(a) of the Company Disclosure Letter lists, for each item of Registered Intellectual Property listed, the owner of such item of Registered Intellectual Property, the registration or application date and number (as applicable) of such item of Registered Intellectual Property and the jurisdiction in which such item of Registered Intellectual Property has been issued or registered or in which any application for issuance and registration has been filed.

(b) The Company and its Subsidiaries have sufficient rights to use the Company Intellectual Property and IT Assets in connection with the operation of their businesses as currently conducted, all of which rights shall survive the consummation of the Transactions other than as set forth in Section 4.14(b) of the Company Disclosure Letter. The Company Intellectual Property includes all material Intellectual Property used or held for use in connection with the operation of the business of the Company and its Subsidiaries as currently conducted. The Company or one of its Subsidiaries (i) is the exclusive owner of all right, title and interest in and to each item of Company Intellectual Property free and clear of all Liens other than Permitted Liens, and (ii) has a valid license to use all other Company Intellectual Property in connection with the operation of the business of the Company and its Subsidiaries as currently conducted, subject only to the terms of the Company IP Agreements. The Company and its Subsidiaries have taken reasonable measures to maintain the confidentiality and value of all confidential information used or held for use in connection with the operation of their businesses as currently conducted. The material Company Intellectual Property is (i) valid, subsisting and enforceable, (ii) currently in compliance in all material respects with any and all formal legal requirements necessary to maintain the validity and enforceability thereof, and (iii) not subject to any outstanding Order adversely affecting in any material respect the Company’s or any of its Subsidiaries’ use thereof or rights thereto, or that would materially impair the validity or enforceability thereof.

(c) Since January 1, 2015 (i) there has been no Action pending, asserted or threatened in writing by any Person alleging infringement, misappropriation or other violation by the Company or any of its Subsidiaries of any Intellectual Property of any Person, (ii) the conduct of the business of the Company and its Subsidiaries has not infringed, misappropriated or otherwise violated any Intellectual Property of any Person, (iii) neither the Company nor any of its Subsidiaries has asserted or threatened any Action alleging a violation, infringement or misappropriation by any Person of any Company Intellectual Property and (iv) to the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property.

(d) The IT Assets operate and perform in all material respects as required in connection with the operation of the businesses of the Company and its Subsidiaries as currently conducted. The IT Assets have not materially malfunctioned or failed during the past two years and, to the Company’s Knowledge, do not contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that (i) significantly disrupt or adversely affect the functionality of any IT Assets or systems, except as disclosed in their documentation, or (ii) enable any Person to access without authorization any IT Assets. The Company and its Subsidiaries have implemented (i) commercially reasonable measures to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby), and (ii) commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices.

Section 4.15. Taxes.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i) All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extensions actually obtained) and such Tax Returns are true, complete, and correct in all respects.

(ii) All Taxes due and owing by the Company or any of its Subsidiaries have been timely paid. The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the Most Recent Company Balance Sheet, exceed the reserve for Tax liability set forth in the Most Recent Company Balance Sheet. Except as set forth in Section 4.15(b) of the Company Disclosure Letter, since the date of the Most Recent Company Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes as a result of transactions entered into outside the ordinary course of business or which are inconsistent with past practice.

(iii) No deficiencies for Taxes against any of the Company and its Subsidiaries have been claimed, proposed or assessed in writing by any Governmental Authority, except for deficiencies that have been paid or otherwise resolved or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP. There are no pending or, to the Knowledge of the Company, threatened, audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company or any of its Subsidiaries. Except as set forth on Section 4.15(a)(iii) of the Company Disclosure Letter, the United States federal income Tax Returns of the Company and its Subsidiaries through the taxable year ended January 31, 2018 have been examined and closed or are Tax Returns with respect to which the period for assessment has expired.

(iv) Neither the Company nor any of its Subsidiaries has agreed to or granted any extension or waiver of the limitation period applicable to any Taxes or Tax Returns.

(v) There are no Liens for Taxes other than Permitted Liens upon any of the assets of the Company or any of its Subsidiaries.

(vi) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation, or indemnification agreement (other than such an agreement (i) exclusively between or among any of the Company and its Subsidiaries or (ii) pursuant to customary provisions in contracts not primarily related to Taxes).

(vii) Neither the Company nor any of its Subsidiaries (i) has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was the Company or any Subsidiary) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law or by reason of being a transferee or successor of such Person.

(viii) The Company and each of its Subsidiaries has properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Law.

(ix) Neither the Company nor any of its Subsidiaries (i) has any unrecaptured overall foreign loss within the meaning of Section 904(f) of the Code or (ii) has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

(x) From and after the Effective Time, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (i) adjustment pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method occurring on or prior to the Effective Time, (ii) ”closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) entered into prior to the Effective Time or (iii) installment sale or open transaction occurring on or prior to the Effective Time.

(xi) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(xii) Neither the Company nor any of its Subsidiaries is a party to or bound by any advance pricing agreement, closing agreement or other agreement or ruling relating to Taxes with any Tax authority.

(xiii) Within the two-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries has distributed the stock of any corporation, or had its stock distributed, in a transaction intended to satisfy the requirements of Section 355 of the Code.

(xiv) The Company and its Subsidiaries are in compliance with all terms and conditions of any Tax exemption, Tax holiday, or other Tax reduction agreement or Order that applies to any of them, and no Tax exemption, Tax holiday, or other Tax reduction agreement or Order that applies to any of the Company and its Subsidiaries will be adversely affected by the Transactions.

(xv) Except to the extent that adequate reserves have been established in accordance with GAAP, all transactions with related parties carried out by the Company or any of its Subsidiaries are at arm’s length, are in line with market terms and practice, and reflect a proper transfer pricing policy in all material respects.

(b) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Neither the Company nor any of its Subsidiaries is aware of any agreement, plan, fact or other circumstance that would reasonably be expected to prevent or impede (i) the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) the Company from obtaining the Company Tax Opinion.

Section 4.16. Environmental Matters. (a) There are no investigations or Actions (whether administrative or judicial) pending or threatened in writing, alleging material noncompliance with or other material Liability under any Environmental Law, (b) the Company and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Authority, since February 1, 2013 have been, in material compliance with all Environmental Laws (which compliance includes the possession and material compliance by the Company and each of its Subsidiaries of all material Permits required under applicable Environmental Laws to conduct their respective business and operations, and material compliance with the terms and conditions thereof), (c) neither the Company nor any of its Subsidiaries have caused and, to the Company’s Knowledge, no other Person has caused a Release of Hazardous Materials in contravention of Environmental Laws or in a manner that would reasonably be expected to result in a material Liability under Environmental Law with respect to the business or assets of the Company or any Company Owned Real Property or Company Leased Real Property, and the Company has not received any notice under Environmental Law that any Company Owned Real Property or Company Leased Real Property currently owned, operated or leased in connection with the businesses of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Action under Environmental Law against, or a violation of Environmental Laws or term of any environmental Permit by, the Company or any of its Subsidiaries, (d) there has been no disposal or arrangement of disposal by the Company or any of its Subsidiaries at any other location in violation of Environmental Law or in a manner that would reasonably be expected to result in a material Liability under any Environmental Law or at any site listed or formally proposed to be listed on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. or any foreign or state remedial priority list promulgated or maintained pursuant to comparable foreign or state Law, (e) there is not now, nor to the Company’s Knowledge has there been in the past, on or in any Company Leased Real Property or Company Owned Real Property, any of the following: (i) any underground storage tanks or surface impoundments or (ii) a Release of Hazardous Materials, in either case (i) or (ii) that would reasonably be expected to result in the Company or its Subsidiaries, taken as a whole, incurring material Liabilities, and (f) none of the Company and its Subsidiaries is subject to any Order, Contract with any Governmental Authority or other Person or has created any material Liabilities under applicable Environmental Laws or concerning Hazardous Materials, Remedial Actions or Releases in respect of any Company Owned Real Property or Company Leased Real Property.

Section 4.17. Material Contracts.

(a) Section 4.17 of the Company Disclosure Letter lists the following Contracts to which the Company or any of its Subsidiaries is a party (the “Material Contracts”):

(i) all Contracts that purport to limit, curtail or restrict the right of the Company or any of its Subsidiaries in any material respect (A) to engage or compete in any line of business in any geographic area, with any Person or during any period of time or (B) to solicit or hire any Person;

(ii) any Contract (other than standard purchase orders) that grants any Person other than the Company or any of its Subsidiaries any (A) exclusive license, supply, distribution or other rights, (B) material “most favored nation” rights, (C) material rights of first refusal, rights of first negotiation or similar rights, (D) exclusive rights to purchase any Company products, (E) material guaranteed availability of supply or services for a period greater than 12 months, (F) guarantee as to production capacity or priority, (G) material rebates or (H) price guarantees for a period greater than 12 months;

(iii) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of any business (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) (A) entered into on or after February 1, 2015 (whether or not such acquisition or disposition has been consummated prior to the date of this Agreement) or (B) that contains ongoing non-competition or indemnification obligations or other ongoing obligations of the Company or any of its Subsidiaries;

(iv) any (A) standstill or similar agreement restricting any Person from acquiring the securities of, soliciting proxies respecting or affecting the control of any other Person, or (B) Contract requiring the Company or any of its Subsidiaries to provide any notice or information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal or prior to entering into any discussions or Contract relating to any Acquisition Proposal or similar transaction;

(v) any Contract (other than Contracts for “off-the-shelf” Software licensed to the Company or its Subsidiaries for a one-time or annual fee of less than $15,000), that requires a license or royalty payment to, or license or royalty payment by, the Company or any of its Subsidiaries and that involves more than $100,000 in any 12 month period;

(vi) any Company IP Agreement (other than Contracts for “off-the-shelf” Software licensed to the Company or its Subsidiaries for a one-time or annual fee of less than $15,000);

(vii) (A) any customer or client Contract, including any Government Contract, that involves total required payments in excess of $1,000,000 or (B) any other Contract (excluding Contracts for Company IP Agreements, Software licenses, Company Leased Real Property or Indebtedness) that involves total required payments in excess of $500,000, in each case (other than purchase orders issued (or received) for the purchase or sale of goods in the ordinary course of business consistent with past practice) that is not terminable by the Company upon 30 days’ notice without penalty;

(viii) any Contract with distributors or sales representatives or that relates to merchandising or that otherwise entitles a third party to a commission that is not terminable upon 30 days’ notice without penalty;

(ix) any mortgages, indentures, debentures, bonds, guarantees, loans or credit agreements, security agreements or other Contracts, in each case, relating to Indebtedness of the Company or its Subsidiaries, and whether secured or unsecured in excess of $500,000;

(x) any Contract that involves or relates to any exchange traded, over-the-counter or other hedging (including currency or commodity hedging), swap, cap, floor, collar, futures, forward, option or other derivative financial trading activities;

(xi) any indemnification Contract entered into with an officer or director of the Company providing for indemnification by the Company or any of its Subsidiaries (with respect to which the Company or any of its Subsidiaries has continuing obligations as of the date of this Agreement);

(xii) leases or subleases under which the Company or its Subsidiaries lease or occupy the Company Leased Real Property that involve rental payments in excess of $100,000 in any 12 month period;

(xiii) any Contract establishing a partnership, joint venture or similar third party business enterprise; and

(xiv) (A) any change of control, retention or transaction bonus agreement or (B) any employment Contract, (C) any Contract set forth on Section 4.12(k) of the Company Disclosure Letter, (D) any consulting Contract that involves total consideration in excess of $250,000 (in each case with respect to which any party thereto has continuing obligations as of the date of this Agreement) with any current or former (1) member of the Company Board, or (2) employee of the Company or any of its Subsidiaries or (E) any collective bargaining agreements.

(b) Neither the Company nor any of its Subsidiaries is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act that has not been so filed.

(c) (i) Each Material Contract is valid and binding on the Company or one of its Subsidiaries and is in full force and effect (other than due to the ordinary expiration of the term thereof), and, to the Knowledge of the Company, is valid and binding on the other parties thereto (in each case subject to the Bankruptcy and Equity Exception) and (ii) neither the Company nor any of its Subsidiaries is in default under any Material Contract and no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default on the part of the Company or any of its Subsidiaries under any such Material Contract. To the Knowledge of the Company, no other party to any Material Contract is in breach or default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a breach or default by any such other party thereunder. Neither the Company nor any of its Subsidiaries has received any written notice of termination or cancellation under any Material Contract, received any notice of breach or default under any Material Contract that has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract. Neither the Company nor any of its Subsidiaries is party to any Contract pursuant to which the terms and conditions thereof or any information or data contained therein are deemed classified pursuant to the rules and regulations of any Governmental Authority. The Company has made available to Parent true and correct copies of all Material Contracts in effect as of the date of this Agreement.

Section 4.18. Title to Property and Assets. Except with respect to matters related to Intellectual Property (which are addressed in Section 4.14) and real property (which are addressed in Section 4.19) and except as would not reasonably be expected to, individually or in the aggregate, result in a material Liability to the Company, the Company and each of its Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, all of the material properties and material assets owned or leased by them, in each case, free and clear of all Liens, other than Permitted Liens.

Section 4.19. Real Property.

(a) Section 4.19(a) of the Company Disclosure Letter contains a complete and correct list of the material Company Owned Real Property (including the street address of each parcel of such Company Owned Real Property). The Company or one or more of its Subsidiaries has good and marketable fee simple title to the material Company Owned Real Property free and clear of any and all Liens, other than Permitted Liens. The Company is not obligated under or a party to any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any the material Company Owned Real Property or any portion thereof or interest therein.

(b) Section 4.19(b) of the Company Disclosure Letter contains a complete and correct list of the material Company Leased Real Property, including with respect to such Company Leased Real Property the date of such lease or sublease and any material amendments thereto and the street address of such Company Leased Real Property. Except as would not reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries, as applicable, has good leasehold title to the Company Leased Real Property, free and clear of any Liens, other than Permitted Liens. All leases and subleases for the Company Leased Real Property are valid and in full force and effect in all material respects except to the extent they have previously expired or terminated in accordance with their terms and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default that would be materially adverse to the Company and its Subsidiaries, taken as a whole, under the provisions of, any lease or sublease for the Company Leased Real Property. Other than as set forth on Section 4.19(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has entered into with any other Person any sublease, license or other Contract that is material to the Company and its Subsidiaries, taken as a whole, and that relates to the use or occupancy of all or any portion of the Company Leased Real Property.

(c) The Company Owned Real Property and Company Leased Real Property constitute all real property currently used in connection with the business of the Company and its Subsidiaries and which are necessary for the continued operation of the business as the business is currently conducted. Except as set forth on Section 4.19(c) of the Company Disclosure Letter or as would not materially affect the ability of the Company and its Subsidiaries, taken as a whole, to operate their business as currently conducted, to the Knowledge of the Company, there are no structural, electrical, mechanical or other defects in any improvements located on any of the Company Owned Real Property or Company Leased Real Property. Except as would not materially affect the ability of the Company and its Subsidiaries, taken as a whole, to operate their business as currently conducted, neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation proceeding with respect to any of the Company Owned Real Property or the Company Leased Real Property.

(d) Except as would not materially adversely affect the ability of the Company and its Subsidiaries, taken as a whole, to operate their business as currently conducted, each of the structures, equipment and other tangible assets of the Company and its Subsidiaries utilized in their manufacturing operations is in good and usable condition, subject to normal wear and tear and normal industry practice with respect to maintenance, and is adequate and suitable for the purposes for which it is presently being used.

Section 4.20. Interested Party Transactions. There are no Material Contracts, transactions, indebtedness (except for advances for travel and other reasonable business expenses consistent with past practice) or other arrangement, or any related series thereof, between the Company or any of its Subsidiaries, on the one hand, and (a) any officer or director of the Company, (b) any record holder or beneficial owner of five percent or more of the voting securities of the Company or (c) any Affiliate or family member of any such officer, director or record holder or beneficial owner on the other hand, in each case, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 4.21. Customers and Suppliers. Section 4.21 of the Company Disclosure Letter sets forth a complete and correct list of the names of (a) the 10 largest customers of the Company and its Subsidiaries, taken as a whole (based on the volume of purchases from the Company during each of the fiscal years ended January 31, 2017 and January 31, 2016 and the nine-month period ended October 31, 2017), and (b) the 10 largest suppliers of the Company and its Subsidiaries, taken as a whole (based on the volume of purchases by the Company during each of the fiscal years ended January 31, 2017 and January 31, 2016 and the nine-month period ended October 31, 2017), in each case, excluding the discontinued Heavy Civil and Geoconstruction divisions. No such customer or supplier has terminated its relationship with the Company or materially reduced or changed the terms of its business with the Company or its Subsidiaries or given notice to the Company or any of its Subsidiaries that it intends to terminate its relationship with the Company or any of its Subsidiaries or materially reduce or change the terms of its business with the Company or any of its Subsidiaries.

Section 4.22. Insurance. Section 4.22 of the Company Disclosure Letter sets forth a true and complete list of all insurance policies in force with respect to the Company and its Subsidiaries or their respective officers and directors (excluding policies proving benefits under the Plans) and the general description of coverage under each such insurance policy, including the policy name and the scope and amount of coverage provided thereunder. Each such policy is in full force and effect and the Company or one of its Subsidiaries, as applicable, has paid all premiums required to be paid by it thereunder. The Company is not in material breach or default, and the Company has not taken any action or failed to take any action that, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, of any of its insurance policies. The Company has not received any written notice of cancellation or any other indication that any insurance policy will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder in any material respect.

Section 4.23. Warranties. Section 4.23 of the Company Disclosure Letter contains a description of the Company’s and its Subsidiaries (a) warranty policies and (b) standard service and maintenance agreement terms, in each case as in effect as of the date of this Agreement. All products of each of the Company and its Subsidiaries manufactured, processed, assembled, distributed, shipped or sold and any services rendered in the conduct of the business of the Company or any of its Subsidiaries have been in conformity in all material respects with all applicable contractual commitments and all express or implied warranties. All warranties of each of the Company and its Subsidiaries are in conformity in all material respects with the labeling and other requirements of applicable Laws.

Section 4.24. Anti-Corruption and Trade Sanctions. Except for such matters as have not, since February 1, 2013, resulted in, and would not reasonably be expected to result in, a material Liability to or obligation of the Company and its Subsidiaries, taken as a whole:

(a) The Company and its Subsidiaries have developed and implemented a compliance program that includes corporate policies and procedures designed to ensure compliance with the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.) (the “Foreign Corrupt Practices Act”) and all other applicable foreign or domestic anti-Corruption or anti-Bribery Laws of similar import (collectively, “Anti-Corruption and Anti-Bribery Laws”), and any regulations promulgated by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”). The Company and its Subsidiaries, directors and officers and, to the Knowledge of the Company, its employees, agents and other Representatives acting on behalf of the Company or its Subsidiaries, have complied with the Foreign Corrupt Practices Act, applicable foreign or domestic Anti-Corruption and Anti-Bribery Laws, as well as OFAC regulations, in each case, in all material respects.

(b) In connection with the Company’s and its Subsidiaries’ compliance with all Anti-Corruption and Anti-Bribery Laws, there have been no voluntary disclosures under any Anti-Corruption and Anti-Bribery Laws.

(c) The Company and its Subsidiaries, directors, officers and, to the Knowledge of the Company, its employees, agents and other Representatives acting on behalf of the Company or its Subsidiaries, are not “specially designated nationals” or “blocked persons,” nor are they otherwise acting in any material violation of Law regarding trade sanctions, including OFAC regulations.

(d) No Governmental Authority has notified the Company or any of its Subsidiaries of any actual or alleged violation or breach of any applicable foreign or domestic Anti-Corruption and Anti-Bribery Laws.

(e) Neither the Company nor any of its Subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records, in each case conducted by a Governmental Authority and relating to the Company’s or its Subsidiaries’ compliance with any Anti-Corruption and Anti-Bribery Laws, and to the Company’s Knowledge, there is no basis for any such audit, inspection, investigation, survey or examination of records by a Governmental Authority.

(f) Neither the Company nor any of its Subsidiaries has been or is now under any administrative, civil or criminal charge or indictment or, to the Company’s Knowledge, investigation or internal investigation, based on an allegation of noncompliance, or alleging noncompliance with any Anti-Corruption and Anti-Bribery Laws, nor, to the Company’s Knowledge, is there any basis for any such charge, indictment or investigation.

(g) Neither the Company nor any of its Subsidiaries has been or is now a party to any administrative or civil litigation alleging noncompliance with any Anti-Corruption and Anti-Bribery Laws, nor to the Company’s Knowledge, is there any basis for any such proceeding.

(h) Neither the Company nor any of its Subsidiaries nor their respective directors, officers or, to the Knowledge of the Company, Affiliates, employees, any agents or other Representatives acting on behalf of any of the foregoing have directly or indirectly:

(i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity;

(ii) offered, promised, paid or delivered any fee, commission or other sum of money or anything of value, however characterized, to any finder, agent or other party acting on behalf of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any Anti-Corruption and Anti-Bribery Laws; or

(iii) taken any action or made any omission in material violation of the United States, 18 USC 1956 and 1957, the USA PATRIOT Act, and its implementing regulations, 31 USC 5311, et seq. and 31 CFR Chapter X.

(i) The Company and each of its Subsidiaries have at all times since February 1, 2013 conducted transactions in all material respects in accordance with applicable United States export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and all other applicable import/export controls of similar import in other countries in which the Company conducts business, including the International Traffic in Arms Regulations, the Trading With The Enemy Act, and International Emergency Economic Powers Act.

Section 4.25. Information Supplied. Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.11, none of the information supplied (or to be supplied) in writing by or on behalf of the Company specifically for inclusion or incorporation by reference in (a) the Form S-4 to be filed with the SEC by Parent in connection with the Share Issuance will, at the time the Form S-4, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the proxy statement to be sent to the Company Stockholders in connection with the Company Stockholders’ Meeting (such proxy statement, amended or supplemented, being referred to herein as the “Proxy Statement”) will, on the date it is first mailed to the Company Stockholders, and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the Company Stockholders’ Meeting or the subject matter thereof which have become false or misleading. The Proxy Statement (except for such portions thereof that relate only to Parent or any Subsidiary of Parent) will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.26. Opinion of Financial Advisor. The Company Board has received a written opinion of Greentech Capital Advisors (the “Advisor”), dated as of the date of this Agreement, to the effect that, as of such date and based upon and subject to various qualifications and assumptions set forth therein, the Exchange Ratio is fair, from a financial point of view, to the Company Stockholders (excluding Company Shares owned by the Company as treasury stock, or Company Shares that are owned directly or indirectly by Parent, Merger Sub or any wholly owned subsidiary of the Company, Parent or Merger Sub). The Company has obtained all necessary consents (including the authorization of the Advisor) to permit the inclusion of such opinion in its entirety (as well as a description of the material financial analyses underlying such opinions) and references thereto in the Proxy Statement. Prior to the date of this Agreement, a true, correct and complete copy of such opinion was made available to Parent.

Section 4.27. Brokers. No Person other than the Advisor, the fees of which will be paid by the Company, is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Prior to the date of this Agreement, true, correct and complete copies of all agreements with the Advisor was made available to Parent.

Section 4.28. Anti-Takeover Laws. The Company Board has approved this Agreement and the Transactions for all purposes of Section 203 of the DGCL and has taken all action necessary to ensure that Section 203 of the DGCL will not impose any material additional procedural, voting, approval, fairness or other restrictions on the timely consummation of the Transactions or restrict, impair or delay the ability of Parent or Merger Sub to engage in any Transaction. No other “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or regulation of any Governmental Authority (each, an “Anti-Takeover Law”) is applicable to the Company or the Transactions.

Section 4.29. No Other Representations or Warranties. Except for the representations and warranties contained in ARTICLE V, the Company acknowledges that none of Parent, the Subsidiaries of Parent or any other Person on behalf of Parent makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of Parent, the Subsidiaries of Parent or any other Person on behalf of Parent makes any representation or warranty with respect to any projections or forecasts delivered or made available to the Company or any of its Affiliates or Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and the Subsidiaries of Parent (including any such projections or forecasts made available to the Company or its Affiliates and Representatives in certain “data rooms” or management presentations in expectation of the Transactions), and the Company has not relied on any such information or any representation or warranty not set forth in ARTICLE V.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (a) as set forth in the Parent Disclosure Letter or (b) as set forth in the Parent SEC Reports filed from and after February 17, 2017 and prior to the date of this Agreement (excluding all disclosures in any “Risk Factors” section and any disclosures included in any such Parent SEC Reports that are forward looking in nature), but only to the extent such disclosure is reasonably apparent from a reading of such Parent SEC Reports that such disclosure is relevant to Section of ARTICLE V below, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01. Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, operate and lease its properties and assets and carry on its business as now conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the conduct or nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.02. Certificate of Incorporation and Bylaws. Parent has made available to the Company copies of the Parent Certificate and Parent Bylaws, and the copies of such documents are complete and correct and contain all amendments and supplements thereto as in effect on the date of this Agreement. The Parent Certificate and Parent Bylaws are in full force and effect and Parent is not in violation of any of their respective provisions.

Section 5.03. Capitalization.

(a) The authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock and 3,000,000 shares of preferred stock, par value $0.01 per share, of the Company (“Parent Preferred Shares”). As of the close of business on the Capitalization Date, (i) 39,889,678 shares of Parent Common Stock were issued and outstanding and (ii) no shares of Parent Common Stock were held in the treasury of Parent. As of the Capitalization Date, (i) no shares of Parent Common Stock were subject to outstanding Parent Stock Options, (ii) no shares of Parent Restricted Stock were outstanding, (iii) 489,830.6967 shares of Parent Common Stock were subject to outstanding Parent RSUs, and (iv) 1,087,480.3033 shares of Parent Common Stock were available for future awards under the Parent Equity Plans. As of the date of this Agreement, no Parent Preferred Shares are issued and outstanding. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, are free of preemptive rights and were issued in compliance with applicable Law. All shares of Parent Common Stock subject to issuance upon exercise of Parent Stock Options or vesting of Parent RSUs will be, upon issuance on the terms and conditions specified in the Parent Equity Plans and award agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) Except for any changes since the close of business on the Capitalization Date resulting from the exercise of Parent Stock Options outstanding on such date or the vesting of Parent RSUs outstanding on such date or actions taken after such date in compliance with this Agreement, except as set forth in Section 4.04(a), there are no outstanding (i) shares of capital stock of, or other voting securities or ownership interests in, Parent, (ii) options, warrants or other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of the Parent or obligating Parent to issue or sell any shares of capital stock of, or other equity interests in, Parent or (iii) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting or ownership interests in Parent.

(c) There are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Shares or any other equity securities of the Parent, or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person that would be material to Parent and its Subsidiaries, taken as a whole.

(d) There are no voting trusts or other Contracts to which Parent or any of its Subsidiaries is a party with respect to the voting of any capital stock of, or other equity interest in, Parent or any of its Subsidiaries.

(e) There are no outstanding bonds, debentures, notes or other indebtedness of the Parent or any of its Subsidiaries that have the right to vote (or are convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity securities in Parent or any of its Subsidiaries may vote.

Section 5.04. Ownership of Merger Sub; No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the Transactions, has not engaged in any business activities or conducted any operations other than in connection with the Transactions and will have no assets, liabilities or obligations other than those contemplated by this Agreement. All the issued and outstanding shares of capital stock of Merger Sub are, and as of the Effective Time will be, owned of record and beneficially by Parent either directly or indirectly through one or more of its Subsidiaries.

Section 5.05. Authority; Validity and Effect of Agreements. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the Transactions. Other than the adoption of this Agreement by Parent (or one or more Subsidiaries of Parent) as the stockholder or stockholders of Merger Sub (which will be effected promptly following execution of this Agreement), the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the Transactions have been duly and validly authorized by all requisite corporate action on behalf of each of Parent and Merger Sub, and no other corporate proceeding or, assuming (a) the accuracy of the representations and warranties of the Company set forth in Section 4.04, (b) the Company’s obligations under Section 6.02(b) and (c) full compliance by the parties to the agreements set forth in Section 4.12(k) of the Company Disclosure Letter, stockholder approval on the part of either of Parent and Merger Sub is necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.06. No Conflict; Required Filings and Consents.

(a) The execution and delivery by each of Parent and Merger Sub of this Agreement and all other agreements and documents contemplated hereby to which it is a party and the consummation by each of Parent and Merger Sub of the Transactions do not and will not, directly or indirectly (with or without notice or lapse of time or both), and the compliance by each of Parent and Merger Sub with its obligations hereunder and thereunder will not, directly or indirectly (with or without notice or lapse of time or both), (i) result in a violation or breach of or conflict with the certificate of incorporation, bylaws or other organizational documents of either of Parent or Merger Sub, (ii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations, filings and other actions described in Section 5.06(b) below and assuming (A) the accuracy of the representations and warranties of the Company set forth in Section 4.04, (B) the Company’s obligations under Section 6.02(b) and (C) full compliance by the parties to the agreements set forth in Section 4.12(k) of the Company Disclosure Letter, conflict with or violate any Law or rule of the NYSE applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound, (iii) result in any violation or breach of or conflict with any provisions of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, or result in the loss of any benefit under, or result in the triggering of any payments pursuant to any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party or by which any of their respective properties or assets may be bound or (iv) result in the creation of a Lien, except for Permitted Liens, on any property or asset of Parent or Merger Sub or any of their respective Subsidiaries, except, with respect to clauses (ii), (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) No consent, approval, Order or authorization of, or registration, qualification, designation or filing with or notification to, any Governmental Authority is required on the part of any of Parent and Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation by Parent and Merger Sub of the Transactions, other than (i) (A) the applicable requirements of the Exchange Act and other applicable federal securities Laws, (B) the applicable requirements of state securities, takeover and “blue sky” Laws, (C) the applicable requirements of the

NYSE, (D) the HSR Act, (E) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger pursuant to the DGCL, and (F) the filing with the SEC, and the declaration of effectiveness under the Securities Act, of the registration statement on Form S-4 in connection with the Share Issuance, in which the Proxy Statement will be included as a prospectus (the “Form S-4”), and (ii) such other consents, approvals, Orders, authorizations, registrations, qualifications, designations, filings or notifications that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Notwithstanding anything to the contrary in this Agreement, assuming (i) the accuracy of the representations and warranties of the Company set forth in Section 4.04, (ii) the Company’s obligations under Section 6.02(b) and (iii) full compliance by the parties to the agreements set forth in Section 4.12(k) of the Company Disclosure Letter, no consent or approval of, or authorization from, the holders of any class or series of capital stock of Parent is necessary to approve the issuance of shares of Parent Common Stock pursuant to the Merger under the rules and regulations of the NYSE.

Section 5.07. Compliance with Laws; Permits. Parent and its Subsidiaries are, and since January 1, 2015 have been, in compliance with all Laws applicable to them, any of their properties or other assets or any of their businesses or operations, except where any such failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, since January 1, 2015, no Governmental Authority has issued any notice or notification stating that Parent or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.08. SEC Filings; Financial Statements; Internal Controls.

(a) The Parent SEC Reports constitute all forms, reports, schedules, registration statements, definitive proxy statements and other documents (including all exhibits) required to be filed by Parent with the SEC since January 1, 2015. As of their respective dates (or, if amended, as of the date of such amendment), the Parent SEC Reports filed on or prior to the date of this Agreement (i) complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Parent SEC Reports and (ii) no such Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments received from the SEC staff with respect to any Parent SEC Reports filed on or prior to the date of this Agreement. To the Knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date of this Agreement is the subject of ongoing SEC review or investigation. None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b) Each of the consolidated balance sheets and the related consolidated statements of income, consolidated statements of shareholders’ equity and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) contained in the Parent SEC Reports, each as amended (collectively, the “Parent Financial Statements”), (i) complied in all material respects with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, in each case, with respect to the Parent SEC Reports, and the statements contained in such certifications were true and complete on the date such certifications were made.

(d) Since January 1, 2015 through the date of this Agreement, (i) neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any director or executive officer of Parent or any of its Subsidiaries has received any complaint, allegation, assertion or claim, in writing that Parent or any of its Subsidiaries has engaged in improper, illegal or fraudulent accounting or auditing practices, and (ii) to the Knowledge of Parent, no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to Parent Board or any committee thereof or to any director or officer of Parent.

(e) Parent has established and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) promulgated by the SEC under the Exchange Act) in compliance with the Exchange Act.

(f) Parent maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) in compliance with the Exchange Act.

(g) Parent is in compliance in all material respects with all current listing and corporate governance requirements of the NYSE and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

Section 5.09. Absence of Undisclosed Liabilities.

(a) Other than as set forth in Section 5.09 of the Parent Disclosure Letter, Parent and its Subsidiaries do not have any Liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise or whether due or to become due), except for Liabilities (i) reflected on or reserved against in the Most Recent Parent Balance Sheet, (ii) incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Parent Balance Sheet, (iii) under executory Contracts to which Parent or any of its Subsidiaries are bound, other than as a result of a breach thereof, and (iv) as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, Parent or any of its Subsidiaries in the Parent Financial Statements or any Parent SEC Reports.

Section 5.10. Absence of Certain Changes or Events. Since the Most Recent Parent Balance Sheet through the date of this Agreement, (a) Parent and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice, (b) there has not been an event, occurrence, condition, change, development, state of facts or circumstance that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (c) neither Parent nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without prior written consent of the Company, would constitute a breach of Section 6.03.

Section 5.11. Information Supplied. Subject to the accuracy of the representations and warranties of the Company set forth in Section 4.25, none of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) Proxy Statement will, on the date it is first mailed to the Company Stockholders, and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Company or any Subsidiary of the Company) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.12. Absence of Litigation. There is no Action pending or, to Parent’s Knowledge, threatened in writing against Parent or any of its Subsidiaries or any of their respective properties or assets, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any Order of any Governmental Authority, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.13. State Takeover Statutes. None of Parent, Merger Sub or any other affiliate of Parent has been an “interested stockholder” (as such term is used in Section 203 of DGCL) with respect to the Company at any time within three years of the date of this Agreement.

Section 5.14. Share Issuance. The shares of Parent Common Stock to be issued pursuant to the Merger have been duly and validly authorized and, when issued to the Company Stockholders pursuant to this Agreement, shall be validly issued, fully paid and non-assessable.

Section 5.15. Brokers. No Person other than Perella Weinberg Partners L.P., the fees of which will be paid by Parent, is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.16. Taxes.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(i) All Tax Returns required to be filed by or with respect to Parent or any of its Subsidiaries have been timely filed (taking into account any extensions actually obtained) and such Tax Returns are true, complete, and correct in all respects.

(ii) All Taxes due and owing by Parent or any of its Subsidiaries have been timely paid. The unpaid Taxes of Parent and its Subsidiaries did not, as of the date of the Most Recent Parent Balance Sheet, exceed the reserve for Tax liability set forth in the Most Recent Parent Balance Sheet. Except as set forth in Section 5.16(b) of the Parent Disclosure Letter, since the date of the Most Recent Parent Balance Sheet, neither Parent nor any of its Subsidiaries has incurred any liability for Taxes as a result of transactions entered into outside the ordinary course of business or which are inconsistent with past practice.

(iii) No deficiencies for Taxes against any of Parent and its Subsidiaries have been claimed, proposed or assessed in writing by any Governmental Authority, except for deficiencies that have been paid or otherwise resolved or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP. There are no pending or, to the Knowledge of Parent, threatened, audits, assessments or other actions for or relating to any liability in respect of Taxes of Parent or any of its Subsidiaries. Within the two-year period ending on the date of this Agreement, neither Parent nor any of its Subsidiaries has distributed the stock of any corporation, or had its stock distributed, in a transaction intended to satisfy the requirements of Section 355 of the Code.

(b) Neither Parent nor any of its Subsidiaries has taken or agreed to take any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Parent nor any of its Subsidiaries is aware of any agreement, plan, fact or other circumstance that would reasonably be expected to prevent or impede (i) the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) Parent from obtaining the Parent Tax Opinion.

Section 5.17. Employee Plans.

(a) Each Parent Plan has been established, maintained, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. No non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred with respect to the Parent Plans that could, individually or in the aggregate, reasonably be expected to result in material Liability to Parent. Each Parent Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely on a favorable opinion issued by the IRS, and, to the Knowledge of Parent, no fact or event has occurred since the date of such determination letter which could reasonably be expected to result in the revocation of such letter. There are no investigations by any Governmental Authority, termination proceedings or other claims or litigation, pending or to the Knowledge of Parent, threatened or for which there are facts that could form a reasonable basis, against or relating to any Parent Plan or asserting any rights to or claims for benefits under any Parent Plan, the assets or any of the trusts under such Parent Plan or the plan administrator, or against any fiduciary of any Parent Plan with respect to the operation of the Parent Plan (except routine claims for benefits payable under the Parent Plans) other than any such investigations, proceedings or claims that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. All contributions, premiums and benefit payments under or in connection with the Parent Plans that are required to have been made as the date of this Agreement in accordance with the terms of the Parent Plans or applicable Law have been timely made in all material respects. There has been no act, omission or condition with respect to any Parent Plan that would be reasonably likely to subject Parent or its Subsidiaries to any material fine, penalty, Tax or Liability of any kind imposed under ERISA, the Code or applicable Law.

(b) With respect to each Parent Plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code and except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) each such Parent Plan satisfies all minimum funding requirements under Sections 412, 430 and 431 of the Code and Sections 302, 303 and 304 of ERISA, whether or not waived; (ii) no Lien in favor of any such Parent Plan has arisen under Section 430(k) of the Code or Section 303(k) of ERISA; (iii) such Parent Plan is not in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA; (iv) no event has occurred and no condition exists that would subject Parent or its Subsidiaries, including by reason of its affiliation with any ERISA Affiliate of Parent, to any material Liability imposed under Title IV of ERISA or Code Section 412 other than the premium payments to the PBGC; (v) the PBGC has not instituted proceedings to terminate such Parent Plan; and (vi), there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA) during the last six years as to which the 30-day advance notice requirement has not been waived.

(c) With respect to each Multiemployer Plan to which Parent, its Subsidiaries or any ERISA Affiliate of Parent has an obligation to contribute or otherwise participates in or has any Liability, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) to the Knowledge of Parent, no such Multiemployer Plan (A) is in endangered status (under Section 432(b)(1) of the Code or Section 305(b)(1) of ERISA), (B) is in critical status (under Section 432(b)(2) of the Code or Section 305(b)(2) of ERISA), or (C) has requested or been granted by the IRS any waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code; (ii) none of Parent, its Subsidiaries nor any ERISA Affiliates of Parent has received, and, to the Knowledge of Parent, no conditions or circumstances exist that could reasonably be expected to result in, a notice of endangered or critical status pursuant to Section 432(b)(3)(D) of the Code or Section 305(b)(3)(D) of ERISA in respect of any such Multiemployer Plan; and (iii) none of Parent, its Subsidiaries nor any ERISA Affiliates would incur any withdrawal Liability (within the meaning of Part 1 of Subtitle E of Title IV of ERISA) if any of Parent, its Subsidiaries or any ERISA Affiliates withdrew (within the meaning of Part 1 of Subtitle E of Title IV of ERISA) on or prior to the Closing Date from each Multiemployer Plan to which such entity has any obligation to contribute on the date of this Agreement.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has any material obligation or Liability (contingent or otherwise) to provide post-retirement life insurance or health benefits coverage for current or former officers, directors, or employees of Parent or any of its Subsidiaries except as may be required under Part 6 of Title I of ERISA or state insurance laws.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code) has been maintained in material compliance with Section 409A of the Code and the rules and regulations thereunder in both operation and documentation and (ii) neither Parent nor any of its Subsidiaries have any indemnity or gross-up obligations for any Taxes imposed under Section 409A of the Code.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Plan that is primarily for the benefit of current or former employees, officers, directors or consultants of Parent or any of its Subsidiaries who are located outside of the United States (i) has been maintained, operated and funded in all material respects in accordance with all applicable Law, (ii) if it is intended to qualify for special tax treatment, has met all material requirements for such treatment and (iii) if it is intended to be funded and/or book reserved, is fully funded and/or book reserved, based on reasonable actuarial assumptions, where applicable.

Section 5.18. Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) there are no investigations or Actions (whether administrative or judicial) pending or threatened in writing, alleging noncompliance with or Liability under any Environmental Law, (b) Parent and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Authority, since February 1, 2015 have been, in compliance with all Environmental Laws (which compliance includes the possession and compliance by Parent and each of its Subsidiaries of all Permits required under applicable Environmental Laws to conduct their respective business and operations as currently conducted, and compliance with the terms and conditions thereof), (c) neither Parent nor any of its Subsidiaries have caused and, to Parent’s Knowledge, no other Person has caused a Release of Hazardous Materials in contravention of Environmental Laws or in a manner that would reasonably be expected to result in Liability under Environmental Law with respect to the business or assets of Parent or any Parent Owned Real Property or Parent Leased Real Property that has not been remediated, and Parent has not received any notice under Environmental Law that any Parent Owned Real Property or Parent Leased Real Property currently owned, operated or leased in connection with the businesses of Parent (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material that has not been remediated and that would reasonably be expected to result in an Action under Environmental Law against, or a violation of Environmental Laws or term of any environmental Permit by, Parent or any of its Subsidiaries, (d) there has been no disposal or arrangement of disposal by Parent or any of its Subsidiaries at any other location in violation of Environmental Law or in a manner that would reasonably be expected to result in Liability under any Environmental Law or at any site listed or formally proposed to be listed on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. or any foreign or state remedial priority list promulgated or maintained pursuant to comparable foreign or state Law, (e) there is not now, nor to Parent’s Knowledge has there been in the past, on or in any Parent Leased Real Property or Parent Owned Real Property, any of the following: (i) any underground storage tanks or surface impoundments or (ii) a Release of Hazardous Materials, in either case (i) or (ii) that would reasonably be expected to result in Parent or its Subsidiaries, taken as a whole, incurring Liabilities, and (f) none of Parent and its Subsidiaries is subject to any Order, Contract with any Governmental Authority or other Person or has created any Liabilities under applicable Environmental Laws or concerning Hazardous Materials, Remedial Actions or Releases in respect of any Parent Owned Real Property or Parent Leased Real Property.

Section 5.19. Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent is not in breach or default, and Parent has not taken any action or failed to take any action that, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, of any of its insurance policies.

Section 5.20. Anti-Corruption and Trade Sanctions. Except for such matters as have not, since February 1, 2013, resulted in, and would not reasonably be expected to result in, a material Liability to or obligation of Parent and its Subsidiaries, taken as a whole:

(a) Parent and its Subsidiaries, directors, officers and, to the Knowledge of Parent, its employees, agents and other Representatives acting on behalf of Parent or its Subsidiaries, are not “specially designated nationals” or “blocked persons,” nor are they otherwise acting in any material violation of Law regarding trade sanctions, including OFAC regulations.

(b) Neither Parent nor any of its Subsidiaries has been or is now under any administrative, civil or criminal charge or indictment or, to Parent’s Knowledge, investigation or internal investigation, based on an allegation of noncompliance, or alleging noncompliance with any Anti-Corruption and Anti-Bribery Laws, nor, to Parent’s Knowledge, is there any basis for any such charge, indictment or investigation.

(c) Neither Parent nor any of its Subsidiaries has been or is now a party to any administrative or civil litigation alleging noncompliance with any Anti-Corruption and Anti-Bribery Laws, nor to Parent’s Knowledge, is there any basis for any such proceeding.

(d) Neither Parent nor any of its Subsidiaries nor their respective directors, officers or, to the Knowledge of Parent, Affiliates, employees, any agents or other Representatives acting on behalf of any of the foregoing have directly or indirectly:

(i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity;

(ii) offered, promised, paid or delivered any fee, commission or other sum of money or anything of value, however characterized, to any finder, agent or other party acting on behalf of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any Anti-Corruption and Anti-Bribery Laws; or

(iii) taken any action or made any omission in material violation of the United States, 18 USC 1956 and 1957, the USA PATRIOT Act, and its implementing regulations, 31 USC 5311, et seq. and 31 CFR Chapter X.

Section 5.21. No Other Representations or Warranties. Except for the representations and warranties contained in ARTICLE IV, Parent acknowledges that none of the Company, the Subsidiaries of the Company or any other Person on behalf of the Company makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of the Company, the Subsidiaries of the Company or any other Person on behalf of the Company makes any representation or warranty with respect to any projections or forecasts delivered or made available to Parent or any of its Affiliates or Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and the Subsidiaries of the Company (including any such projections or forecasts made available to Parent or its Affiliates and Representatives in certain “data rooms” or management presentations in expectation of the Transactions), and Parent has not relied on any such information or any representation or warranty not set forth in ARTICLE IV.

ARTICLE VI.

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.01. Conduct of Business by the Company and Parent.

(a) From the date of this Agreement until the earliest of (a) the Effective Time or (b) the termination of this Agreement in accordance with its terms, except as required or expressly permitted or contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Letter or with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and shall use its reasonable best efforts to (i) preserve intact in all material respects the assets, including manufacturing facilities, and business organization of the Company and its Subsidiaries, (ii) preserve the current beneficial relationships of the Company and its Subsidiaries with any Persons (including suppliers, partners, contractors, distributors, sales representatives, customers, licensors and licensees) with which the Company or any of its Subsidiaries has material business relations, (iii) retain the services of the present officers and key employees of the

Company and its Subsidiaries, (iv) comply in all material respects with all applicable Laws and the requirements of all Material Contracts and (v) keep in full force and effect all material insurance policies maintained by the Company and its Subsidiaries, other than changes to such policies made in the ordinary course of business.

(b) From the date of this Agreement until the earliest of (a) the Effective Time or (b) the termination of this Agreement in accordance with its terms, except as required or expressly permitted or contemplated by this Agreement, as set forth in Section 6.01 of Parent Disclosure Letter or with the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and shall use its reasonable best efforts to (i) preserve intact in all material respects the assets, including manufacturing facilities, and business organization of Parent and its Subsidiaries, (ii) preserve the current beneficial relationships of Parent and its Subsidiaries with any Persons (including suppliers, partners, contractors, distributors, sales representatives, customers, licensors and licensees) with which Parent or any of its Subsidiaries has material business relations, (iii) comply in all material respects with all applicable Laws and the requirements of all material Contracts to which Parent or any of its Subsidiaries are bound and (iv) keep in full force and effect all material insurance policies maintained by Parent and its Subsidiaries, other than changes to such policies made in the ordinary course of business.

Section 6.02. Restrictions on the Conduct of Business by the Company. From the date of this Agreement until the earliest of (a) the Effective Time or (b) the termination of this Agreement in accordance with its terms, except as required or expressly permitted or contemplated by this Agreement, as set forth in Section 6.02 of the Company Disclosure Letter or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each of its Subsidiaries not to:

(a) amend the Company Certificate or Company Bylaws or any other comparable organizational documents;

(b) (i) issue, deliver, sell, grant, dispose of, pledge or otherwise encumber any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries (the “Company Securities”), or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any Company Securities, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any Company Securities, provided that the Company may issue Company Shares solely upon the exercise or settlement of Company Equity Awards issued under the Company Equity Plans that are outstanding on the date of this Agreement in accordance with their terms as of the date of this Agreement; (ii) adjust, split, combine, subdivide or reclassify any Company Securities; (iii) enter into any Contract with respect to the sale, voting, registration or repurchase of Company Shares or any other Company Securities; or (iv) except as required by the terms of this Agreement, amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under (except as required by the terms of any Company Equity Plan in effect on the date of this Agreement), any provision of the Company Equity Plans or any agreement evidencing any outstanding Company Stock Option, Company RSU, Company PSU or any similar or related Contract;

(c) directly or indirectly acquire or agree to acquire in any transaction (including by merger, consolidation or acquisition of stock or assets) (i) the equity interest in any Person or division or business of any Person or (ii) the properties or assets of any Person, provided, however, that after providing Parent at least five days’ prior notice (including providing Parent with all information reasonably requested by Parent) of, and consulting with and considering Parent’s view on, any such transaction, the Company or its Subsidiaries can effect any such transaction so long as the aggregate value of all such transactions does not exceed $9,000,000;

(d) sell, pledge, dispose of, transfer, abandon, allow to lapse or expire, lease, license, mortgage or otherwise encumber or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) (other than a Permitted Lien), any properties, rights or assets (including Company Securities), except (i) sales of inventory in the ordinary course of business consistent with past practices, and (ii) transfers among the Company and its Subsidiaries;

(e) sell, pledge, dispose of, transfer, abandon, allow to lapse or expire, lease, license, mortgage or otherwise encumber or subject to any Lien (other than a Permitted Lien), any Intellectual Property that is material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course consistent with past practice;

(f) except in the ordinary course of business and consistent with past practice, fail to pay any required filing, prosecution, maintenance, or other fees, or otherwise fail to make any document filings or payments required to maintain any Registered Intellectual Property in full force and effect or to diligently prosecute applications for registration of any Registered Intellectual Property owned by the Company or one of its Subsidiaries or otherwise for which the Company or one of its Subsidiaries is responsible for such activities;

(g) declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, in respect of the Company Shares or any other Company Securities, other than dividends by any direct or indirect Subsidiary of the Company only to the Company or any wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(h) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate, or increase any compensation or benefits under, any employment, consulting, compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any director, officer, other employee or consultant, other than (A) as required pursuant to applicable Law, or (B) increases in salaries, wages and benefits of employees (other than officers or directors) made in the ordinary course of business and in amounts and in a manner consistent with past practice, provided that in the case of the exception in this clause (B), the Company provides written notice to Parent of the Company’s intent to increase such salary, wages or benefits at least 5 Business Days prior to making such change and provides Parent the opportunity to review the proposed change and consult with the Company with respect to such proposed changes; (ii) grant any severance or termination benefits to any director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries, except as required under the terms of any Plan or as required by applicable Law; (iii) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment of, compensation or benefits under any Plan to the extent not required by the terms of such Plan as in effect on the date of this Agreement; (iv) enter into, establish, amend or terminate any Plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any director, officer, other employee, consultant of the Company or any of its Subsidiaries; (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Plan or change the manner in which contributions to such Plans are made or the basis on which such contributions are determined or (vi) except as required by applicable Law, enter into any, or amend any existing, collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(i) announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any of its Subsidiaries;

(j) offer employment to, hire or promote any person at or to a level, or who will have duties of, vice president or higher, except to replace any terminated employee at such level, provided the Company shall consult with Parent prior to offering employment to, hiring or promoting any such replacement;

(k) communicate in a writing that is intended for broad dissemination to the Company’s employees regarding compensation, benefits or other treatment they will receive in connection with or following the Merger, unless any such communications are (i) consistent with prior guidelines, or (ii) mutually agreed upon by Company and Parent in writing;

(l) (A) incur, create, assume or otherwise become liable for any Indebtedness (including the issuance of any debt security and the assumption or guarantee of obligations of any Person), other than (x) through borrowings under any of the Company’s existing credit facilities or (y) in connection with a refinancing of the Company’s existing Indebtedness on terms no less favorable to the Company and its Subsidiaries, taken as a whole, than the terms in existence prior to such refinancing, (B) enter into a “keep well” or similar agreement, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries or (C) make any election or take any action with respect to the Convertible Notes;

(m) make any changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by GAAP, applicable Law or regulatory guidelines;

(n) write up, write down or write off the book value of any assets, except in accordance with GAAP consistently applied;

(o) release, assign, compromise, settle or agree to settle any Action or claim in respect of any threatened Action (including any Action or claim in respect of any threatened Action relating to this Agreement or the Transactions), other than a settlement not fully covered by insurance and solely for monetary damages (without any admission of liability or other adverse consequences or restriction on the Company, Parent, Merger Sub or Surviving Corporation) not in excess of $500,000 individually or $1,000,000 in the aggregate;

(p) (i) make, change or revoke any material Tax election or adopt or change any method of Tax accounting, (ii) enter into any material “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law), (iii) settle or compromise any liability with respect to material Taxes or audit related to material Taxes or surrender any claim for a refund of material Taxes, (iv) file any materially amended Tax Return, (v) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect of material Taxes, or (vi) except in the ordinary course and consistent with past practice or otherwise in connection with the Merger, take any action that reduces the amount of the Company’s net operating losses as of the date of this Agreement;

(q) make or commit to any capital expenditures that (i) involve the purchase of real property or (ii) are not within the aggregate amount of capital expenditures budgeted for in the Company’s current annual capital plan, a copy of which has been made available to Parent;

(r) enter into any new, or agree to any extension of any, capital equipment lease or any Contract for the lease of assets (including real property) that is not terminable by the Company or any of its Subsidiary 12 months from the date of such Contract without payment of penalty or acceleration of payment obligations;

(s) (i) enter into any Material Contract or terminate any Material Contract, (ii) materially modify, amend, waive any right under or renew any Material Contract, other than in the ordinary course of business consistent with past practice, (iii) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any of its Subsidiaries or Affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area or (iv) enter into any Contract that would be breached by, or require the consent of any other Person in order to continue in full force following, consummation of the Transaction, provided that nothing in this Section 6.02(r) shall preclude the Company or its Subsidiaries from entering into Material Contracts with customers or suppliers in the ordinary course of business consistent with past practice;

(t) except for purchase orders in the ordinary course of business consistent with past practice, enter into any development agreement regarding the creation of any material Intellectual Property, Technology or products;

(u) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly-owned Subsidiary of the Company in the ordinary course of business and consistent with past practice;

(v) enter into, amend or cancel any insurance policies other than (i) in the ordinary course of business consistent with past practice or (ii) with respect to any request for a quote or proposal for any directors’ and officers’ liability insurance to be obtained pursuant to Section 6.08;

(w) take any action that (i) would reasonably be expected to impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period or (ii) would be reasonably expected to increase the risk of any Governmental Authority entering an injunction or other legal restraint prohibiting or impeding the consummation of the Transaction;

(x) merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries; or

(y) authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

Section 6.03. Restrictions on the Conduct of Business by Parent. From the date of this Agreement until the earliest of (a) the Effective Time or (b) the termination of this Agreement in accordance with its terms, except as required or expressly permitted or contemplated by this Agreement, as set forth in Section 6.03 of the Parent Disclosure Letter or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause each of its Subsidiaries not to:

(a) amend the Parent Certificate or Parent Bylaws;

(b) (i) issue, deliver, sell, grant, dispose of, pledge or otherwise encumber any shares of capital stock of any class or any other ownership interest of the Parent or any of its Subsidiaries (the “Parent Securities”), other than the issuance of (A) any Parent Securities pursuant to any Parent Equity Plan, or (B) any shares of Parent Common Stock upon the exercise, settlement or conversion of any outstanding Parent Securities; (ii) adjust, split, combine, subdivide or reclassify any Parent Securities; or (iii) repurchase or otherwise acquire Parent Shares or any other Parent Securities, unless (A) in the ordinary course of business consistent with past practice or (B) not effected prior to the Closing;

(c) take any action that (i) would reasonably be expected to impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period or (ii) would be reasonably expected to increase the risk of any Governmental Authority entering an injunction or other legal restraint prohibiting or impeding the consummation of the Transaction;

(d) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries; or

(e) authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

Section 6.04. Company Proxy Statement; Company Stockholder Meeting.

(a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and the Company shall file with the SEC the Proxy Statement and the Company and Parent shall prepare and Parent shall file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to consummate the Transactions. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company Stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will be made by the Company, in each case without providing the other Party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the

SEC and, to the extent required by Law, disseminated to the Company Stockholders. The Parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Transactions and (ii) all orders of the SEC relating to the Form S-4.

(b) As promptly as practicable after the Proxy Statement is cleared by the SEC for mailing to the Company Stockholders, the Company shall take all actions necessary in accordance with applicable Law, Orders and the Company Certificate and the Company Bylaws to duly call, give notice of, convene and hold (on a date selected by the Company and reasonably acceptable to Parent, which date shall in no event be later than 45 days following the date the Proxy Statement is cleared by the SEC for mailing to the Company Stockholders) a special meeting of the Company Stockholders (the “Company Stockholders’ Meeting”) solely for the purpose of obtaining the Company Stockholder Approval and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith. The Company shall, through the Company Board, make the Company Board Recommendation, include such Company Board Recommendation in the Proxy Statement and solicit proxies from Company Stockholders in favor of and use its reasonable best efforts to obtain the Company Stockholder Approval and otherwise secure the vote or consent of the Company Stockholders as required by the rules of NASDAQ, the DGCL or other applicable Law to effect the Merger, except, in each case, during such time as a valid Adverse Recommendation Change is in effect. The Company shall give Parent no less than 10 Business Days’ advance notice (or such shorter period of time as notice is provided to NASDAQ) of the date which shall be set as the “record date” for the Company Stockholders eligible to vote at the Company Stockholders’ Meeting. The Company may, without the prior consent of Parent, make one or more successive postponements or adjournments of the Company Stockholders’ Meeting (i) to ensure that any supplement or amendment to the Proxy Statement required under applicable Law is timely provided to Company Stockholders within a reasonable amount of time, in the good faith judgment of the Company Board (after consultation with its outside counsel and Parent), in advance of the Company Stockholders’ Meeting, (ii) if required by applicable Law or a request from the SEC or its staff or (iii) if, on a date for which the Company Stockholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of Company Shares to obtain the Company Stockholder Approval, whether or not a quorum is present; provided that (A) the duration of any such adjournment or postponement shall be limited to the minimum duration reasonably necessary to remedy the circumstances giving rise to such adjournment or postponement, (B) no single such adjournment or postponement shall be for more than five Business Days except as may be required by federal securities Laws, and (C) in the case of clause (iii), the Company Stockholders’ Meeting shall not be postponed to later than the date that is ten Business Days after the date for which the Company Stockholders Meeting was originally scheduled without the prior written consent of Parent. All other postponements or adjournments shall require the prior written consent of Parent. The Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all Persons solicited in connection with the Company Stockholders’ Meeting are solicited, in compliance with all applicable Laws and Orders.

(c) Notwithstanding anything herein to the contrary, (i) in no event will the Company’s obligations pursuant to this Section 6.04 be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal (whether or not such Acquisition Proposal is a Superior Proposal) or the occurrence of an Intervening Event and (ii) unless this Agreement is terminated in accordance with Section 8.01, (A) the Company’s obligation to duly call, give notice of, convene and hold the Company Stockholders Meeting will not be affected by the occurrence of an Adverse Recommendation Change and (B) the Company shall not submit to the vote of the Company Stockholders any Acquisition Proposal (whether or not a Superior Proposal) prior to the vote of the Company Stockholders with respect to the Merger at the Company Stockholders’ Meeting.

Section 6.05. Access to Information; Confidentiality. Subject to applicable Laws relating to the exchange of information, from the date of this Agreement until the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, the Company will, and will cause its Subsidiaries and the Representatives of the Company and its Subsidiaries to, afford Parent and Merger Sub, and their respective Representatives, reasonable access during normal working hours upon reasonable advance notice to the officers, employees, agents, assets, properties, offices, plants and other facilities, books and records of the Company or any of its Subsidiaries; provided, however, that none of Parent or Merger Sub, or their respective Representatives, may access or enter onto any property, office, plant or other facility, or otherwise inquire about or investigate the Company’s or any of its Subsidiaries operations, for purposes of conducting any environmental site visit, assessment, investigation (including any testing, sampling or intrusive measures) without the prior, express written consent of the Company. Notwithstanding anything in this Section 6.05 to the contrary, the Company may withhold any document or information the disclosure of which (i) would cause a violation of applicable Law or (ii) would be reasonably likely to risk a loss of legal privilege (provided that the Company will use its reasonable best efforts to allow for such access or disclosure (or as much as possible) in a manner that would not be reasonably likely to risk a loss of legal privilege). If any material is withheld by the Company pursuant to the immediately preceding sentence, it will, to the extent possible without violating Law or risking a loss of legal privilege, inform Parent as to the general nature of what is being withheld. All information obtained by Parent or its Representatives pursuant to this Section 6.05 will be held confidential in accordance with the terms of the Confidentiality Agreement, dated November 15, 2016 (the “Confidentiality Agreement”), between the Company and Parent. Notwithstanding any provision in this Agreement, Parent shall not be required to provide to the Company or any of its Subsidiaries or their respective Representatives, before, on or after the Closing Date, any right to access or to review any Tax Return or Tax workpaper of Parent or any of its Affiliates (other than of the Company or any of its Subsidiaries for a Pre-Closing Tax Period or Straddle Period).

Section 6.06. No Solicitation.

(a) The Company shall, and shall cause its Subsidiaries and Representatives to, immediately (i) cease and terminate, or cause to be terminated, any and all discussions, solicitations, encouragements or negotiations with any Person conducted heretofore with respect to an Acquisition Proposal or any inquiry, proposal or request for information that may reasonably be expected to lead to an Acquisition Proposal, (ii) terminate all physical and electronic data room access previously granted to any such Person or its Representatives, and (iii) request (or, to the extent the Company is contractually permitted to do so, require) the return or destruction of all copies of confidential information previously provided to such Persons by or on behalf of the Company, its Subsidiaries or Representatives. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.01, subject to Section 6.06(b), the Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly, (i) solicit, initiate, cause or knowingly facilitate or encourage (including by way of furnishing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to any Acquisition Proposal, or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or knowingly facilitate or encourage, any such inquiries, proposals, discussions or negotiations, or resolve to or publicly propose to take any of the foregoing actions, (ii) approve or recommend, or resolve to or publicly propose to approve or recommend, any Acquisition Proposal or enter into any merger agreement, agreement-in-principle, letter of intent, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any letter of intent, agreement or agreement-in-principle requiring the Company (whether or not subject to conditions) to abandon, terminate or fail to consummate the Merger or (iii) (A) withdraw, modify or qualify in a manner adverse to Parent or Merger Sub the Company Board Recommendation or the approval or declaration of advisability by the Company Board of this Agreement and the Transactions (including the Merger) or (B) approve or recommend, or resolve to or publicly propose to approve or recommend, any Acquisition Proposal (any action described in clause (A) or (B) being referred to as an “Adverse Recommendation Change”).

(b) Notwithstanding anything to the contrary contained in Section 6.06(a), if at any time following the date of this Agreement and prior to the Effective Time, (i) the Company has received from a third party a written, bona fide Acquisition Proposal, (ii) a breach by the Company of this Section 6.06 has not contributed to the making of such Acquisition Proposal, (iii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (iv) after consultation with its outside counsel, the Company Board determines in good faith that failure to take such action would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law, then the Company may, subject to clauses (x), (y) and (z) below, (A) furnish confidential information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, however, that the Company (x) will not, and will not allow its Representatives to, disclose any non-public information to such Person unless the Company first enters into an Acceptable Confidentiality Agreement with such Person, (y) will promptly (and in any event within 24 hours) provide to Parent notice of its intention to enter into such Acceptable Confidentiality Agreement and (z) will provide to Parent prior to or substantially concurrent with the time it is provided to such Person any non-public information not previously provided to Parent. Notwithstanding anything to the contrary contained in Section 6.06(a) or in this Section 6.06(b), the Company may, following the receipt of an Acquisition Proposal or an inquiry, proposal or request for information that may reasonably be expected to lead to an Acquisition Proposal, contact the Person that has made such Acquisition Proposal, inquiry, proposal or request to clarify the terms and conditions thereof solely to the extent necessary to enable the Company Board to determine whether such Acquisition Proposal, inquiry, proposal or request constitutes or is reasonably likely to lead to, or result in, a Superior Proposal, and to inform such Person of the provisions of this Section 6.06.

(c) From and after the date of this Agreement and prior to the Effective Time, the Company shall promptly (and in any event within 24 hours) notify Parent, orally and in writing, in the event that the Company or any of its Subsidiaries or Representatives receives (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for non-public information in contemplation of an Acquisition Proposal relating to the Company or any of its Subsidiaries or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. The Company shall provide Parent promptly (and in any event within 24 hours) with the identity of such Person and a copy of such Acquisition Proposal, indication, inquiry or request (or, where such Acquisition Proposal is not in writing, a written description of the Company’s understanding of the material terms and conditions of such Acquisition Proposal, indication, inquiry or request), including any modifications thereto. The Company shall keep Parent reasonably informed on a current basis (and in any event no later than 24 hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any material modification thereto), and any developments, discussions and negotiations, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal in accordance with Section 6.06(b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice. The Company shall not, and shall cause its Subsidiaries and Representatives not to, enter into any Contract with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to provide such information relating to the Company or any of its Subsidiaries to Parent, and neither the Company nor any of its Subsidiaries is currently party to any Contract that prohibits the Company from providing the information relating to the Company or any of its Subsidiaries described in this Section 6.06(c) to Parent. The Company (i) shall not, and shall cause its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is or becomes a party and (ii) shall, and shall cause its Subsidiaries to, use reasonable best efforts to enforce the provisions of any such agreement.

(d) Notwithstanding anything in Section 6.06(a) to the contrary, if (i) the Company receives from a third party a written, bona fide Acquisition Proposal, (ii) a breach by the Company of this Section 6.06 has not contributed to the making of such Acquisition Proposal and (iii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent, including pursuant to clause (III) below, the Company Board may at any time prior to obtaining the Company Stockholder Approval, if it determines in good faith, after consultation with its outside counsel, that failure to take such action would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law, (x) effect an Adverse Recommendation Change and/or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless (A) in advance of or concurrently with such termination the Company pays the Termination Fee to Parent in immediately available funds and (B) concurrently with or immediately thereafter such termination enters into the Alternative Acquisition Agreement; provided, further, however, that the Company Board may not effect an Adverse Recommendation Change pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless (I) the Company shall not have breached this Section 6.06, (II) the Company shall have provided prior written notice to Parent, at least five Business Days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided to Parent a copy of any proposed definitive agreement(s) with respect to such Superior Proposal (the “Alternative Acquisition Agreement”), (III) prior to effecting such Adverse Recommendation Change or terminating this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial advisors, outside counsel and other Representatives to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal and (IV) following any negotiation described in the immediately preceding clause (III), such Acquisition Proposal (provided that the Company shall have complied with the provisions of the immediately following sentence) continues to constitute a Superior Proposal. In the event of any material revisions to the terms of an Acquisition Proposal after the start of the Notice Period, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.06(d) with respect to such new written notice, and the Notice Period shall be deemed to have re-commenced on the date of such new notice.

(e) Notwithstanding anything in Section 6.06(a) to the contrary, if (i) a material development or change in circumstances in the business, results of operations or financial condition of the Company and its Subsidiaries (other than and not related to an Acquisition Proposal) that was neither known to nor reasonably foreseeable by the Company Board (assuming, for such purpose, reasonable consultation with the executive officers of the Company) on or prior to the date of this Agreement occurs or arises after the date of this Agreement and prior to obtaining the Company Stockholder Approval (such development or change, an “Intervening Event”), (ii) the Intervening Event did not result or arise from a breach of any provision of this Agreement and (iii) the Company Board determines in good faith, after consultation with its outside counsel, that, in light of the existence of such Intervening Event, the failure to make an Adverse Recommendation Change would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law, the Company Board may, at any time prior to obtaining the Company Stockholder Approval, effect an Adverse Recommendation Change, provided that the Company Board shall not make an Adverse Recommendation Change in light of the existence of such Intervening Event unless (A) the Company has provided to Parent at least four Business Days prior written notice of its intention to take such action with respect to such Intervening Event, which notice shall specify, in reasonable detail, the facts underlying the Company Board’s determination that an Intervening Event has occurred and the rationale and basis for such Adverse Recommendation Change, (B) the Company shall, and shall cause its financial advisors, outside counsel and other Representatives to, during such four Business Day notice period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for an Adverse Recommendation Change as a result of the Intervening Event and (C) following any negotiation described in the immediately preceding clause (B), the Company Board determines in good faith, after consultation with its outside counsel, that the failure to make such Adverse Recommendation Change in light of such Intervening Event (taking into account any changes to the terms of this Agreement agreed to or proposed by Parent in connection with the negotiations required by the immediately preceding clause (B)) would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law. In the event of any material change in the circumstances of such Intervening Event or the occurrence of another Intervening Event, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.06(e) with respect to such new written notice.

(f) The Company agrees that any violations of the restrictions set forth in this Section 6.06 by any of its Representatives shall be deemed to be a material breach of this Agreement (including this Section 6.06) by the Company.

(g) Nothing contained in this Section 6.06 shall prohibit the Company Board from taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that any disclosure other than (i) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (ii) an express rejection of any applicable Acquisition Proposal or (iii) an express reaffirmation of the Company Board Recommendation together with a factual description of events or actions leading up to such disclosure that have been taken by the Company and that are permitted under Section 6.06 or actions taken or notices delivered to Parent by the Company that are required by Section 6.06, shall, in each case, be deemed to be an Adverse Recommendation Change (including for purposes of Section 8.01(f)).

(h) The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the provisions of “control share acquisitions” contained in any Anti-Takeover Law or otherwise cause such restrictions not to apply, in each case unless such actions are taken simultaneously with a termination of this Agreement pursuant to Section 8.01(h).

Section 6.07. Employee Matters.

(a) From the Effective Time until December 31, 2018, Parent shall cause the compensation and benefits package provided to each employee of the Company and its Subsidiaries as of the Effective Time (each, a “Company Employee”) to be no less favorable in the aggregate than the compensation and benefits package, in the aggregate, provided to such Company Employee as of immediately prior to the Effective Time pursuant to the Plans listed on Section 4.12(a) of the Company Disclosure Letter, including for purposes of this comparison any defined benefit plans listed on Section 4.12(d)(i) of the Company Disclosure Letter and any retiree medical benefits listed on Section 4.12(g) of the Company Disclosure Letter, and excluding for purposes of this comparison any equity-based compensation and change of control, sale or similar bonuses provided by the Company and its Subsidiaries prior to the Effective Time.

(b) For purposes of eligibility, vesting and, solely with respect to severance and vacation, level of benefit entitlement (but in no event for purposes of benefit accrual or eligibility for retiree medical or other retiree welfare benefits) under the Parent Benefit Programs, each Company Employee shall, subject to applicable Law and applicable Tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Plans in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits.

(c) For purposes of each Parent Benefit Program providing medical, dental, pharmaceutical or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such Parent Benefit Program to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under a similar Plan in which such Company Employee participated immediately prior to the Effective Time and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents under the Plans during the portion of the plan year of the Parent Benefit Program ending on the date such employee’s participation in the corresponding Parent Benefit Program begins to be taken into account under such Parent Benefit Program for purposes of satisfying all deductible and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent Benefit Program.

(d) At Parent’s election, the Company shall terminate, effective as of the day immediately preceding the Effective Time, any and all 401(k) Plans sponsored or maintained by the Company. In such event, Parent shall receive from the Company evidence that the Company’s Plan(s) and/or program(s) have been terminated pursuant to resolutions of the Company Board or a committee thereof (the form and substance of which shall be subject to review and approval of Parent), effective as of the day immediately preceding the Effective Time. As soon as practicable following the Effective Time, Parent shall permit each Company Employee who is a participant in any terminated 401(k) Plan(s) to roll over his or her account balance(s) and outstanding loan balance(s), if any, thereunder into a Parent Benefit Program that is intended to qualify under Section 401(k) of the Code.

(e) From and after the date of this Agreement, the Company will notify Parent reasonably promptly of any notice or other communication received by the Company or any of its Subsidiaries from the PBGC regarding any defined benefit pension plan of the Company or any of its Subsidiaries, and the Company will consult with Parent with respect to any responsive communications with the PBGC or its representatives and will not enter into any Contract with the PBGC without Parent’s prior consent.

(f) Parent acknowledges and agrees that (i) the Surviving Corporation will honor the terms of all Plans, as in effect at the Effective Time, subject to the right of the Surviving Corporation to amend, modify or terminate such Plans to the extent permitted by the terms thereof, and (ii) the Transactions shall constitute a “change of control” “change in control” or similar event, as applicable, under the terms of the Plans listed on Section 6.07(f) of the Company Disclosure Letter.

(g) Notwithstanding the foregoing, nothing contained in this Section 6.07 shall (i) be treated as an amendment or establishment of any particular Plan, Parent Benefit Program or any other benefit or compensation arrangement of Parent, the Company or their respective Affiliates, (ii) give any third party any right to enforce the provisions of this Section 6.07 or (iii) require Parent, the Company or any of their respective Affiliates to (A) maintain any particular Plan or Parent Benefit Program or (B) retain the employment of any particular employee.

Section 6.08. Directors’ and Officers’ Indemnification and Insurance of the Surviving Corporation.

(a) To the fullest extent permitted by applicable Law, Parent shall cause the Surviving Corporation to honor all of the Company’s obligations to indemnify and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (each an “Indemnified Party”) as provided in the Company Certificate or Company Bylaws, in each case, as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date of this Agreement, accurate and complete copies of which have been made available to Parent and are listed in Section 6.08(a) of the Company Disclosure Letter, including provisions relating to the advancement of expenses incurred in the defense of any Action or as permitted under applicable Law. Parent’s obligation under this Section 6.08(a) shall survive the Merger and shall remain in full force and effect for a period of not less than six years after the Effective Time. During such period, Parent shall guarantee the obligations of the Surviving Corporation with respect to any and all amounts payable under this Section 6.08.

(b) In addition to Parent’s indemnification obligations pursuant to Section 6.08(a) above, prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, purchase a “tail” officers’ and directors’ liability insurance policy, which by its terms shall survive the Merger and shall provide each Indemnified Party with coverage for not less than six years following the Effective Time on terms and conditions no less favorable than the terms of the directors’ and officers’ liability insurance policy currently maintained by the Company (a correct and complete copy of which has been delivered to Parent) (the “D&O Insurance”) in respect of actions or omissions of such officers and directors prior to the Effective Time in their capacities as such; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend more than 300% of the current annual premium paid by the Company for such policy to purchase the “tail” policy (the “Maximum Amount”); provided, further, however, that if the amount of the annual premiums necessary to procure such insurance coverage exceeds the Maximum Amount, Parent shall spend up to the Maximum Amount to purchase such lesser coverage as may be obtained with such Maximum Amount. The Indemnified Parties may be required to make reasonable application and provide reasonable and customary representations and warranties to applicable insurance carriers for the purpose of obtaining such insurance.

(c) The obligations of Parent and the Surviving Corporation under this Section 6.08 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.08 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.08 applies shall be third party beneficiaries of this Section 6.08, each of whom may enforce the provisions of this Section 6.08).

Section 6.09. Further Action; Efforts.

(a) Prior to the Effective Time, each of the Parties shall use its reasonable best efforts to obtain any consents, approvals or waivers of Governmental Authorities, and of third parties with respect to any Contracts to which such Party or any of its Subsidiaries is a party, as may be necessary for the consummation of the Transactions or required by the terms of any Contract as a result of the execution, performance or consummation of the Transactions. Subject to the terms and conditions of this Agreement, prior to the Effective Time, each Party shall, as promptly as practicable, use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions prior to the Outside Date. In furtherance and not in limitation of the foregoing, each Party shall (i) make all filings required under the HSR Act as promptly as practicable but in no event later than 10 Business Days after the date of this Agreement, (ii) use reasonable best efforts to obtain as promptly as practicable the termination or expiration of any waiting period under the HSR Act prior to the Outside Date, (iii) cooperate and consult with each other in (A) determining which material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Effective Time from Governmental Authorities in connection with the execution and delivery of this Agreement and related agreements and consummation of the Transactions and (B) timely seeking all such consents, approvals, permits, notices or authorizations.

(b) In connection with, and without limiting, the efforts referenced in Section 6.09(a), each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party reasonably and promptly informed of any communication received by such Party (including, to the extent not prohibited by Law, providing copies of all written correspondence) from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding the Transactions and (iii) permit the other Party to review any communication to be given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences.

(c) In furtherance and not in limitation of the covenants of the Parties contained in Section 6.09(a) and Section 6.09(b), but subject to the provisions of Section 6.09(e), if any objections are asserted with respect to the Transactions under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the Transactions as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, each Party shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the Transactions prior to the Outside Date, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions.

(d) In the event that any administrative or judicial Action is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other Transaction, each Party shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Parent shall be entitled to direct the defense of the Merger or any other Transactions, or negotiations with, any Governmental Authority or other Person relating to the Merger or regulatory filings under applicable Antitrust Law, subject to the provisions of Section 6.09(a), (b), (c) and (e).

(e) The Parties acknowledge that Parent shall control and direct, and the Company will reasonably cooperate with such direction and control, regarding the filings, strategies, process, negotiation of settlements (if any), and related Actions and proceedings contemplated by this Section 6.09. Notwithstanding anything in this Agreement to the contrary, (i) nothing in this Section 6.09 shall limit a Party’s right to terminate this Agreement pursuant to Section 8.01 and (ii) nothing in this Agreement shall obligate any Party or any of their respective Affiliates to agree to (and, without the prior written consent of Parent, in no event shall the Company or any of its Subsidiaries agree to) (A) sell, hold separate or otherwise dispose of all or a portion of its respective business, assets or properties, or conduct its business in a specified manner, (B) pay any amounts (other than the payment of filing fees and expenses and fees of counsel), or grant any counterparty to any Contract any accommodation or other concession, (C) commence or defend any Action or claim in respect of any threatened Action, (D) limit in any manner whatsoever the ability of such entities to conduct, own, operate or control any of their respective businesses, assets or properties or of the businesses, properties or assets of the Company and its Subsidiaries or (E) waive any of the conditions set forth in ARTICLE VII of this Agreement.

Section 6.10. Public Announcements. The Parties agree that the initial press release(s) to be issued with respect to the execution of this Agreement shall be in a form mutually agreed to by Parent and the Company. Thereafter, each of Parent and the Company agree that no public release, announcement, press conference, conference call with investors or analysts or other public statement concerning this Agreement or the Transactions (or that could reasonably be expected to relate to this Agreement or the Transactions) will be issued, held or made by any Party or its Subsidiaries without prior consultation with and the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or the rules or regulations of either the NYSE or NASDAQ, as applicable, in which case the Party required to make the release or announcement will use its commercially reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance, and the relevant Party will consider such comments in good faith.

Section 6.11. Anti-Takeover Laws. If any Anti-Takeover Law is or may become applicable to any Transaction, (a) the Parties shall use reasonable best efforts to take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and (b) the Company Board shall take all actions necessary to render such statutes inapplicable to any Transaction.

Section 6.12. Securityholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 6.13. Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub and Parent and Merger Sub shall give prompt notice to the Company of (a) any written notice or other communication received from any Person alleging that the consent of such Person is required in connection with the Transactions, (b) any notice from any Governmental Authority in connection with the Transactions, (c) any Actions or claims commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries that relate to the Transactions, (d) the discovery of any fact or circumstance, or the occurrence or non-

occurrence of any event, that would cause any representation or warranty made by such Party contained in this Agreement to be, with respect to the Company, untrue or inaccurate such that the condition set forth in Section 7.02 would not be satisfied, and with respect to Parent and Merger Sub, untrue or inaccurate in any material respect, and (e) any material failure of such Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.13 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the Party receiving such notice.

Section 6.14. Company and Parent SEC Reports.

(a) From the date of this Agreement to the Effective Time, the Company shall timely file with the SEC all Company SEC Reports required to be filed by it under the Exchange Act or the Securities Act. As of its filing date, or if amended after the date of this Agreement, as of the date of the last such amendment, each such Company SEC Report shall fully comply with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended after the date of this Agreement, as of the date of the last such amendment, each such Company SEC Report filed pursuant to the Exchange Act shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Company SEC Report that is a registration statement, as amended or supplemented, if applicable, filed after the date of this Agreement pursuant to the Securities Act, as of the date such registration statement or amendment became effective after to the date of this Agreement, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made in light of the circumstances under which they were made, not misleading.

(b) From the date of this Agreement to the Effective Time, Parent shall timely file with the SEC all Parent SEC Reports required to be filed by it under the Exchange Act or the Securities Act. As of its filing date, or if amended after the date of this Agreement, as of the date of the last such amendment, each such Parent SEC Report shall fully comply with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended after the date of this Agreement, as of the date of the last such amendment, each such Parent SEC Report filed pursuant to the Exchange Act shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Parent SEC Report that is a registration statement, as amended or supplemented, if applicable, filed after the date of this Agreement pursuant to the Securities Act, as of the date such registration statement or amendment became effective after to the date of this Agreement, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made in light of the circumstances under which they were made, not misleading.

Section 6.15. Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Shares (including Company Stock Options or any other derivative securities with respect to Company Shares) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the interpretive guidance set forth by the SEC.

Section 6.16. NASDAQ De-Listing. Each of the Parties will cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Company Shares from the NASDAQ and terminate the registration of the Company Shares under the Exchange Act.

Section 6.17. NYSE Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Share Issuance to be listed on the NYSE.

Section 6.18. Convertible Notes.

(a) Prior to the Effective Time, the Company will comply in all material respects with its obligations under the terms of the Convertible Notes Indentures governing the Convertible Notes, including the delivery of any notices required by the consummation of the Merger, and upon the direction of Parent in writing, will make elections required by the Convertible Notes Indentures regarding the settlement of the Convertible Notes in accordance therewith. The Company will, and will cause its Subsidiaries to, reasonably cooperate with Parent in the preparation, execution, delivery and filing of the necessary and appropriate documentation in connection with any actions reasonably requested by Parent and Merger Sub in connection with the preceding sentence pursuant to this Section 6.17. The Company will provide Parent with a reasonable opportunity to review and comment on any required notice filings or other documents or instruments required under the Convertible Notes Indentures. Prior to the Effective Time, the Company will promptly (and in any event within 24 hours) provide Parent with copies of any notices received by the Company from (a) a trustee under any of the Convertible Notes Indentures or (b) a counterparty to any Contract related to Indebtedness of the Company.

(b) Notwithstanding anything in this Agreement to the contrary, Parent hereby acknowledges and agrees that Parent shall not (and shall not permit any of its Subsidiaries to) settle any conversion of the 4.25% Convertible Senior Notes due 2018 following the Effective Time in any manner other than a Cash Settlement (as defined in the applicable Convertible Notes Indenture as of the date of this Agreement).

Section 6.19. Certain Tax Matters.

(a) The Parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). None of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries shall take or cause to be taken any action that prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) The Parties to this Agreement shall cooperate and use their respective reasonable best efforts to obtain the Parent Tax Opinion, the Company Tax Opinion and any Tax opinions required to be filed with the SEC in connection with the filing of the Form S-4, including by (i) delivering to the applicable counsel representation letters in substantially the forms set forth in Section 6.19(b) of the Parent Disclosure Letter and Section 6.19(b) of the Company Disclosure Letter, respectively, dated and executed as of the date the Form S-4 shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the Form S-4 or its exhibits, and (ii) delivering to the applicable counsel, dated and executed as of the dates of the Parent Tax Opinion and the Company Tax Opinion, Tax representation letters in substantially the forms set forth in Section 6.19(b) of the Parent Disclosure Letter and Section 6.19(b) of the Company Disclosure Letter, respectively.

ARTICLE VII.

CONDITIONS TO THE MERGER

Section 7.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver in writing to the extent permitted by applicable Law at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Antitrust Consents. Any applicable waiting period under the HSR Act shall have expired or been terminated.

(c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Authority or court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any statute, rule, regulation or Order enacted, entered, or enforced that prevents or prohibits the consummation of the Merger.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC.

(e) NYSE Listing. The shares of Parent Common Stock to be issued to the holders of Company Shares in the Merger as contemplated by ARTICLE III shall have been approved for listing on NYSE (or any successor national securities exchange thereto), subject to official notice of issuance.

Section 7.02. Conditions to Obligations of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and at and as of the Closing (without regard to any qualifications therein as to materiality or Company Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided that notwithstanding the foregoing, the representations and warranties of the Company contained in Section 4.01, Section 4.02(a), Section 4.04, Section 4.05, Section 4.26, Section 4.27 and Section 4.28 shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing as though made at and as of such time (or, if made as of a specific date, at and as of such date).

(b) The Company shall have performed in all material respects all obligations and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Since the date of this Agreement, there shall not have been any event, occurrence, condition, change, development, state of facts or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Parent shall have received a certificate of the Company, dated as of the Closing Date, signed by the chief executive officer and chief financial officer of the Company to evidence satisfaction of the conditions set forth in Section 7.02(a), (b) and (c).

(e) Parent shall have received an opinion from Jones Day, or if Jones Day is unable or unwilling to deliver such opinion, from Latham & Watkins LLP, dated as of the Closing Date, to the effect that, on the basis of facts, representations, assumptions and exclusions set forth or referred to in such opinion, the Merger will qualify for U.S. federal income Tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code (the “Parent Tax Opinion”). In rendering such opinion, Jones Day or Latham & Watkins LLP, as applicable, shall be entitled to receive and rely upon representations, warranties and covenants of officers of Parent, Merger Sub and the Company and any of their respective Affiliates and Representatives, in each case, in form and substance reasonably satisfactory to such counsel, including Tax representation letters in substantially the forms set forth in Section 6.19(b) of the Parent Disclosure Letter and Section 6.19(b) of the Company Disclosure Letter, respectively. Each such representation letter shall be dated as of the date of such opinion.

Section 7.03. Conditions to Obligations of the Company. The obligations of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and at and as of the Closing (without regard to any qualifications therein as to materiality or material adverse effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; provided that notwithstanding the foregoing, the representations and warranties of Parent and Merger Sub contained in Section 5.01, Section 5.02, Section 5.03, Section 5.04, Section 5.05, Section 5.13 and Section 5.15 shall be true and correct as of the date of this Agreement and at and as of the Closing as though made at and as of such time (or, if made as of a specific date, at and as of such date).

(b) Each of Parent and Merger Sub shall have performed in all material respects all obligations and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Since the date of this Agreement, there shall not have been any event, occurrence, condition, change, development, state of facts or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) The Company shall have received a certificate of Parent, dated as of the Closing Date, signed by the chief executive officer and chief financial officer of Parent to evidence satisfaction of the conditions set forth in Section 7.03(a), (b) and (c).

(e) The Company shall have received an opinion from Latham & Watkins LLP, or if Latham & Watkins LLP is unable or unwilling to deliver such opinion, from Jones Day, dated as of the Closing Date, to the effect that, on the basis of facts, representations, assumptions and exclusions set forth or referred to in such opinion, the Merger will qualify for U.S. federal income Tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code (the “Company Tax Opinion”). In rendering such opinion, Latham & Watkins LLP or Jones Day, as applicable, shall be entitled to receive and rely upon representations, warranties and covenants of officers of Parent, Merger Sub and the Company and any of their respective Affiliates and Representatives, in each case, in form and substance reasonably satisfactory to such counsel, including Tax representation letters in substantially the forms set forth in Section 6.19(b) of the Parent Disclosure Letter and Section 6.19(b) of the Company Disclosure Letter, respectively. Each such representation letter shall be dated as of the date of such opinion.

ARTICLE VIII.

TERMINATION, AMENDMENT AND WAIVER

Section 8.01. Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after obtaining the Company Stockholder Approval, as follows (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time whether before or after the Company Stockholder Approval;

(b) by either Parent or the Company, if the Effective Time shall not have occurred on or before September 30, 2018 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to a Party whose failure to fulfill any obligation under this Agreement caused the failure of the Effective Time to occur on or before such date;

(c) by either Parent or the Company, if any Governmental Authority shall have (i) enacted, issued, promulgated or enforced any Law that makes consummation of the Merger illegal or otherwise prohibited or (ii) enacted, issued, promulgated, enforced or entered any Order which has the effect of making the consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(d) by Parent, if prior to the Effective Time, (i) there shall have occurred any effects, events, occurrences, developments, state of facts or changes that, individually or in the aggregate, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, which breach or inaccuracy (A) would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b) and (B) is incapable of being cured or has not been cured prior to the earlier of the Outside Date or the date that is 30 days following written notice thereof; provided, however, that neither Parent nor Merger Sub is then in material breach of any representation, warranty or covenant under this Agreement;

(e) by either Parent or the Company, if the Company Stockholder Meeting (including any adjournment or postponement thereof) has concluded, the Company Stockholders have voted and the Company Stockholder Approval was not obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(e) shall not be available to the Company if it has not materially complied with its obligations under Section 6.01 and Section 6.04;

(f) by Parent, if (i) an Adverse Recommendation Change shall have occurred, (ii) the Company Board or any committee thereof (A) shall not have rejected any Acquisition Proposal within seven days of the making public thereof (including, for these purposes, by taking no position with respect to the acceptance by the Company Stockholders of a tender offer or exchange offer, which shall constitute a failure to reject such Acquisition Proposal) or (B) shall have failed, pursuant to Rule 14e-2 promulgated under the Exchange Act or otherwise, to publicly reconfirm the Company Board Recommendation within four days after receipt of a written request from Parent that it do so if such request is made following the making by any Person of an Acquisition Proposal or (iii) the Company shall have violated or breached in any material respect any of its obligations under Section 6.06;

(g) by the Company, if prior to the Effective Time, (i) there shall have occurred any effects, events, occurrences, developments, state of facts or changes that, individually or in the aggregate, would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of Parent contained in this Agreement, which breach or inaccuracy (A) would give rise to the failure of a condition set forth in Section 7.03(a) or Section 7.03(b) and (B) is incapable of being cured or has not been cured prior to the earlier of the Outside Date or the date that is 30 days following written notice thereof; provided, however, that the Company is not then in material breach of any representation, warranty or covenant under this Agreement; or

(h) by the Company prior to obtaining the Company Stockholder Approval in accordance with Section 6.06(d).

Section 8.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party hereto except that the provisions of the last sentence of Section 6.05(a), this Section 8.02, Section 8.03 and ARTICLE IX shall survive any such termination; provided, however, that, except as set forth in Section 8.03(b)(iii), nothing herein shall relieve any Party hereto from liability for any intentional breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud prior to such termination.

Section 8.03. Fees and Expenses.

(a) Except as otherwise set forth in this Section 8.03, all fees and expenses incurred in connection with the Transactions, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions, shall be the obligation of the respective Party incurring such fees and expenses, whether or not the Merger is consummated, provided, however, that (i) the expenses incurred in connection with the filing and printing of the Form S-4 and Proxy Statement included therein and for mailing it to Company Stockholders shall be borne equally by the Company, on the one hand, and by Parent and Merger Sub, on the other hand and (ii) all required filing fees under the HSR Act shall be borne by Parent.

(b) In the event this Agreement shall be terminated:

(i) by (A) the Company pursuant to Section 8.01(h) or (B) Parent pursuant to Section 8.01(f), the Company shall pay to Parent the Termination Fee; or

(ii) (A) by Parent or the Company pursuant to Section 8.01(b) or by Parent pursuant to Section 8.01(d) or Section 8.01(e), (B) at or prior to the date of termination, an Acquisition Proposal shall have been made known to the Company or shall have been made directly to the Company Stockholders generally or any Person shall have publicly announced an intention to make an Acquisition Proposal (whether or not conditional or withdrawn) and (C) concurrently with such termination or within 12 months following such termination, the Company enters into an Alternative Acquisition Agreement to consummate or consummates a transaction contemplated by any Acquisition Proposal, then the Company shall pay to Parent the Termination Fee upon the earlier to occur of the Company’s entering into an Alternative Acquisition Agreement or the consummation of such Acquisition Proposal. For purposes of this Section 8.03(b)(ii), “Acquisition Proposal” shall have the meaning assigned thereto in Section 1.01 except that references in the definition to “20%” and “80%” shall be replaced by “50%”.

(c) The Company, Parent and Merger Sub each acknowledge that the agreements contained in this Section 8.03 are an integral part of the Agreement and the Transactions and that, without these agreements, the other parties hereto would not enter into this Agreement. Except with respect to Section 8.01(h), in which case the Termination Fee shall be paid by the Company in accordance with

Section 6.06(d), the Termination Fee shall be paid by the Company as directed by Parent in writing in immediately available funds promptly following (and in any event within two Business Days after) the date of the event giving rise to the obligation to make such payment. In the event that the Company shall fail to pay the Termination Fee required pursuant to this Section 8.03 when due, such Termination Fee shall accrue interest for the period commencing on the date such Termination Fee became past due, at the rate of interest per annum equal to the “Prime Rate” as set forth on the date such payment became past due in The Wall Street Journal “Money Rates” column plus 350 basis points. In addition, if the Company shall fail to pay such Termination Fee when due, the Company shall also pay to Parent all of Parent’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such Termination Fee.

Section 8.04. Amendment. This Agreement may be amended by the Parties by action taken by their respective boards of directors (or similar governing bodies or entities) at any time prior to the Effective Time; provided, however, that, after Company Stockholder Approval has been obtained, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of NASDAQ, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the Parties.

Section 8.05. Waiver. At any time prior to the Effective Time, the Company, on the one hand, and Parent and Merger Sub, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other, (b) waive any inaccuracy in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company or Parent (on behalf of Parent and Merger Sub). The waiver by any Party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX.

GENERAL PROVISIONS

Section 9.01. Non-Survival of Representations and Warranties. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time.

Section 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, facsimile numbers or email addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.02):

if to Parent or Merger Sub:

Granite Construction Incorporated

585 W. Beach Street

Watsonville, California 95076

Attention: Richard Watts

Email: richard.watts@gcinc.com

with a copy (which shall not constitute notice) to:

Jones Day

2727 North Harwood

Dallas, Texas 75201

Attention: Alain Dermarkar

Email: adermarkar@jonesday.com

if to the Company:

Layne Christensen Company

1800 Hughes Landing Boulevard Ste 800

The Woodlands, TX

Attention: Steven Crooke

Email: steve.crooke@layne.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Ryan J. Maierson

Email: ryan.maierson@lw.com

and

Stinson Leonard Street LLP

1201 Walnut Street, Suite 2900

Kansas City, Missouri 64106

Attention: Patrick J. Respeliers

Email: patrick.respeliers@stinson.com

Section 9.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy or the application of this Agreement to any Person or circumstance is invalid or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. To such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.04. Entire Agreement; Assignment. This Agreement, together with the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, constitute the entire agreement among the Parties with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned, whether pursuant to a merger, by operation of law or otherwise.

Section 9.05. Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that money damages would not be a sufficient remedy for any breach of this Agreement, and accordingly, the Parties shall be entitled to specific performance of the terms hereof, without any requirement to post bond, in addition to any other remedy at law or equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

Section 9.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of Section 6.08 (which are intended to be for the benefit of the Persons covered thereby or the Persons entitled to payment thereunder and may be enforced by such Persons).

Section 9.07. Governing Law; Forum.

(a) All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Transactions shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

(b) All Actions arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). The Parties hereby (i) submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action is brought in an inconvenient forum, that the venue of such Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts. Each of the Parties hereto agrees that mailing of process or other papers in connection with any action or proceeding in the manner provided in Section 9.02 or such other manner as may be permitted by Law shall be valid and sufficient service of process.

Section 9.08. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. Each of the Parties (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.08.

Section 9.09. Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GRANITE CONSTRUCTION INCORPORATED

By:	/s/ James H. Roberts
Name:	James H. Roberts
Title:	President and Chief Executive Officer

LOWERCASE MERGER SUB INCORPORATED

By:	/s/ Richard Watts
Name:	Richard Watts
Title:	President and Secretary

LAYNE CHRISTENSEN COMPANY

By:	/s/ Michael J. Caliel
Name:	Michael J. Caliel
Title:	President and Chief Executive Officer